UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6620 West Broad Street Richmond, Virginia 23230

April 4, 2014

Dear Stockholder,

You are invited to attend the 2014 Annual Meeting of Stockholders of Genworth Financial, Inc. to be held at 9:00 a.m. local time on Thursday, May 15, 2014, at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

/s/ James S. Riepe	/s/ Thomas J. McInerney
James S. Riepe	Thomas J. McInerney
Non-Executive Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., May 15, 2014

The Westin Richmond

6631 West Broad Street

Richmond, Virginia 23230

April 4, 2014

To our Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2014 Annual Meeting of Stockholders will be held at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230, on Thursday, May 15, 2014, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will be asked:

(1)	to elect the ten nominees named in this proxy statement as directors for the ensuing year;

(2)	to approve, on an advisory basis, the compensation of our named executive officers;

(3)	to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014;

(4)	to act on the stockholder proposal described in this proxy statement, if properly presented; and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 21, 2014 will be entitled to vote at the meeting and any adjournments.

Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 4, 2014.

Cordially,

/s/ Leon E. Roday
Leon E. Roday
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 15, 2014

Genworth’s proxy statement and annual report to stockholders are available at:

www.edocumentview.com/GNW

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2014 Annual Meeting of Stockholders Information

Date and Time:	Thursday, May 15, 2014 at 9:00 a.m. local time
Place:	The Westin Richmond, 6631 West Broad St., Richmond, Virginia 23230
Record Date:	March 21, 2014
Voting Rights:	Stockholders of record as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals presented at the meeting.

2013 in Review

Execution of Strategy and Achievement of Goals

In the fourth quarter of 2012, we announced developments to our strategy to re-build stockholder value. Our focus in 2013 was on executing that strategy with the priorities of improving business performance, simplifying our business portfolio, generating capital and increasing our financial strength and flexibility.

We ended 2013 having made significant progress toward these turnaround priorities, as measured by the following key milestones:

•	appointed Mr. McInerney as our new Chief Executive Officer and as a director, effective January 1, 2013;

•	improved business performance and exceeded key financial goals relating to net operating income and operating return on equity;

•	simplified our business portfolio and generated capital by completing the sales of our wealth management and reverse mortgage businesses; and

•	exceeded our goals for generating cash dividends to the holding company, issued new debt and generally improved our financial strength and flexibility.

Impact of Performance on 2013 Compensation

We believe that our compensation programs for our named executive officers have yielded an appropriate pay-for-performance relationship for 2013, as evidenced by the following:

•

annual performance generally exceeded our goals for the year, resulting in an annual incentive award to Mr. McInerney at 150% of his targeted amount, and to our other continuing named executive officers ranging between 143% and 150% of their respective target amounts.

•

regular annual equity grants to our named executive officers in 2013 consisted solely of stock appreciation rights (“SARs”), which vest over time, are settled in shares of common stock and deliver value only to the extent the company’s stock price increases following the grant. This placed a substantial portion of our named executive officer compensation with incentives to rebuild long-term stockholder value.

These actions are described in more detail in the Compensation Discussion and Analysis section of this proxy statement beginning on page 30.

i

Voting Matters and Board Recommendations

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR each director	9
2. Advisory Vote to Approve Named Executive Officer Compensation	FOR	63
3. Ratification of Independent Registered Public Accounting Firm	FOR	68
4. Stockholder Proposal	AGAINST	69

Our Director Nominees

The table below sets forth information about our director nominees, each of which is an incumbent member of our Board, including their ages, length of service on our Board, relevant experience and Board committee memberships.

Director	Age	Director Since	Experience	Board Committees
William H. Bolinder	70	2010	Former President, Chief Executive Officer and a director of Acadia Trust N.A.	LPAC NCGC (Chair)
G. Kent Conrad	66	2013	Former U.S. Senator	LPAC NCGC
Melina E. Higgins	46	2013	Former Partner at The Goldman Sachs Group, Inc.	LPAC
Nancy J. Karch	66	2005	Former Senior Partner of McKinsey & Company	MDCC (Chair) NCGC
Thomas J. McInerney	57	2013	President and Chief Executive Officer of Genworth Financial, Inc.
Christine B. Mead	58	2009	Former Executive Vice President and Chief Financial Officer of Safeco Corporation	AC MDCC
David M. Moffett	62	2012	Former Chief Executive Officer and a director of Federal Home Loan Mortgage Corporation	LPAC NCGC
Thomas E. Moloney	70	2009	Former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc.	AC LPAC (Chair)
James A. Parke	68	2004	Former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company	AC (Chair) MDCC
James S. Riepe+	70	2006	Former Vice Chairman of T. Rowe Price Group, Inc.	AC MDCC

+	Non-Executive Chairman of the Board

AC = Audit Committee

MDCC = Management Development and Compensation Committee

NCGC = Nominating and Corporate Governance Committee

LPAC = Legal and Public Affairs Committee

ii

Our Corporate Governance Facts

Size of Board	10
Number of Independent Directors	9
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Independent Chairman and CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stockholders Holding at least 40% of Outstanding Common Stock Have Ability to Call Special Meeting	Yes
Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes
Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers	Yes
No Poison Pill	Yes

Our Executive Compensation Philosophy and Practices

Our executive compensation programs utilize a balanced mix of base salary, annual and long-term incentives and customary benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and company performance. As evidenced by the results of our “say-on-pay” votes at our 2011, 2012 and 2013 Annual Meetings of Stockholders, with over 94%, 93% and 97%, respectively, of shares represented at the meeting and entitled to vote voting in favor, we believe that stockholders have indicated strong support for the structure and execution of our named executive officer compensation programs.

Highlights of our named executive officer compensation programs, as described in the Compensation Discussion and Analysis section, include:

•	compensation programs that are performance-based and measure performance over multiple timeframes;

•	annual incentives that are earned based on a qualitative review of business and individual performance against key financial and non-financial objectives;

•

annual long-term equity grants in the form of SARs, which provide value only to the extent our stock price increases after the date of grant, as we continue to execute on our strategy to re-build long-term stockholder value; and

•	appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements and net hold requirements with respect to equity grants.

iii

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth Financial, Inc. on behalf of the Board of Directors for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 4, 2014.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Leon E. Roday, Genworth’s Secretary, in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1) to elect the 10 nominees named in this proxy statement as directors for the ensuing year;

(2) to approve, on an advisory basis, the compensation of our named executive officers;

(3) to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014;

(4) to act on the stockholder proposal described in this proxy statement, if properly presented; and

(5) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the recommendation of the Board of Directors with respect to each proposal?

The Board of Directors recommends votes:

•	FOR the election of the 10 nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2014; and

•	AGAINST the stockholder proposal described in this proxy statement, if properly presented.

Will any other matters be presented for a vote at the Annual Meeting?

At this time, we are not aware of any other matters that will be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote at the Annual Meeting?

All holders of record of our Class A Common Stock, par value $0.001 (our “common stock”), at the close of business on March 21, 2014 (the “record date”) are entitled to vote at the Annual Meeting.

As of the record date, there were 496,202,428 shares of common stock issued and outstanding. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan or an international employee benefit plan that includes our common stock (each, a “benefit plan”), you will receive a separate voting instruction card covering those shares from the plan trustee.

How do I vote my shares?

Stockholders of record may vote their shares in person at the Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the Annual Meeting.

Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern time on May 14, 2014.

Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

Proxies submitted by mail, telephone or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares:

•	FOR the election of the 10 nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2014; and

•	AGAINST the stockholder proposal described in this proxy statement, if properly presented.

If you hold shares of our common stock through a benefit plan, you will receive a separate voting instruction card covering these shares from the plan trustee.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	sending your notice of revocation to Leon E. Roday, our Secretary; or

•	attending the Annual Meeting and voting in person.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern time on May 14, 2014. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a holder of record or a beneficial owner of our common stock as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

What is a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is required for the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

Election of directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and “broker non-votes” counting as votes neither for nor against such director’s election. Under our Bylaws, any incumbent director who is a nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors following the certification of the stockholder vote. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating and Corporate Governance Committee (the “Nominating Committee”) will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating Committee’s recommendation and publicly disclose its decision and the reason for the decision. The director resignation procedures set forth in our Bylaws do not apply to contested elections of directors.

The Board of Directors has proposed 10 nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each director will be elected by a majority of votes cast.

Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the non-binding, advisory vote to approve the compensation of our named executive officers. The vote is advisory, and therefore not binding on the company, the Management Development and

Compensation Committee (the “Compensation Committee”) or our Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2014. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2014.

Stockholder proposal. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of the stockholder proposal described in this proxy statement, if properly presented at the annual meeting.

Other matters. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other matters.

How are abstentions and broker non-votes counted?

Because the election of directors is uncontested, directors will be elected by a majority of votes cast, as provided under our Bylaws. Abstentions will not be counted in determining whether a director has received a majority of the votes cast for his or her election. Abstentions will have the same effect as votes against the advisory vote to approve named executive officer compensation, the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014 and the stockholder proposal.

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Broker non-votes do not count as votes and, therefore, will not be counted in determining whether a director has received a majority of the votes cast for his or her election.

Brokers also do not have the discretionary authority to cast an advisory vote to approve named executive officer compensation or the stockholder proposal. As a result, they will not be treated as entitled to vote on those matters and, therefore, will not have any effect on the outcome of these proposals.

The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2014 is deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

Who is the inspector of election?

The Board of Directors has appointed a representative of Computershare Shareowner Services LLC to act as Inspector of Election at the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2013 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $16,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2015 Annual Meeting?

The rules of the U.S. Securities and Exchange Commission (the “SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2015 proxy materials must be received on or before the close of business on December 5, 2014. Proposals for inclusion in our 2015 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2015 Annual Meeting. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2015 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 14, 2015 nor earlier than the close of business on January 15, 2015. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. Our Bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in our proxy statement are deemed to comply with the advance notice procedures in our Bylaws.

All notices of intention to present director nominations or other business proposals at the 2015 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

Where can I find the voting results of the 2014 Annual Meeting?

The preliminary voting results will be announced at the meeting. In addition, within four business days following the meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

May I request electronic delivery of my proxy statement and annual report in the future?

Stockholders of record may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.computershare.com/investor. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or Computershare Shareowner Services LLC in accordance with applicable law that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this proxy statement and Genworth’s 2013 Annual Report electronically?

This proxy statement and Genworth’s 2013 Annual Report may be viewed online at www.edocumentview.com/GNW.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at our website. To view, go to www.genworth.com, click “Investors,” then click “SEC Filings & Financial Reports” and finally click “Annual Reports and Proxy Statements.” The Annual Report on Form 10-K also may be accessed at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail

The Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the Board of Directors.

How may stockholders or other interested parties communicate directly with the non-management directors?

Stockholders and other interested parties may communicate directly with the non-management directors, individually or as a group, by any of the means set forth above or as follows:

By Mail

Non-Management Directors of the Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may stockholders or other interested parties communicate directly with the Non-Executive Chairman of the Board?

Stockholders and other interested parties may communicate directly with the Non-Executive Chairman of the Board by any of the means set forth above. If you choose to communicate via email or mail, please note Attn: Non-Executive Chairman of the Board in the mailing address or subject line of the email.

How do I communicate directly with Genworth?

You may communicate directly with Genworth as follows:

By Mail

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

OMBUDSPERSON

By Mail

Genworth Ombudsperson

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-888-251-4332

By E-mail

OmbudsOffice.Genworth@genworth.com

AUDIT COMMITTEE

By Mail

Audit Committee

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

HOLDING COMPANY REORGANIZATION

As previously announced, on April 1, 2013, we completed a holding company reorganization in connection with a comprehensive capital plan for our U.S. Mortgage Insurance segment. Pursuant to the reorganization, the public holding company historically known as “Genworth Financial, Inc.” (now renamed Genworth Holdings, Inc.) became a direct, 100% owned subsidiary of a new public holding company that we formed and that was renamed Genworth Financial, Inc. In connection with the reorganization, all the stockholders of the old Genworth public holding company immediately prior to the completion of the reorganization automatically became stockholders of the newly-formed public holding company, owning the same number of shares of stock in the new public holding company that they owned in the old public holding company immediately prior to the reorganization. In addition, the Board of Directors of the new public holding company and its Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Legal and Public Affairs Committee were composed of exactly the same members as the Board of Directors, Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Legal and Public Affairs Committee of the old public holding company prior to the reorganization.

Accordingly, references to “we,” “Genworth,” the “company” or “our” in this proxy statement have the following meanings:

•	For periods prior to April 1, 2013: the old Genworth public holding company; and

•	For periods commencing April 1, 2013: the new Genworth public holding company.

ELECTION OF DIRECTORS

Currently, 10 directors serve on our Board of Directors, the terms for whom all expire at the Annual Meeting. At the Annual Meeting, 10 directors are to be elected to hold office until the 2015 Annual Meeting and until their successors have been duly elected and qualified or until the earlier of their resignation or removal in a manner provided for in the Bylaws. Working through its Nominating Committee, our Board of Directors continually evaluates the optimal size for the Board and may consider the addition of one or more independent directors to the Board.

The 10 nominees for election at the Annual Meeting are listed on pages 10 to 14 with brief biographies, a list of their committee memberships and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors and Committees—Board Composition section for a description of how our directors’ blend of backgrounds benefits our company. The Board of Directors has determined that nine of the ten nominees are independent directors under the New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named in this proxy statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Committees Legal and Public Affairs Nominating and Corporate Governance (Chair)

William H. Bolinder, 70, former President, Chief Executive Officer and a director of Acadia Trust N.A. Director since October 2010.

Mr. Bolinder retired in June 2006 from serving as President, Chief Executive Officer and a director of Acadia Trust N.A., positions he had held since 2003. He had previously been a member of the Group Management Board for Zurich Financial Services Group from 1994 to 2002. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987. He has been a director of Endurance Specialty Holdings Ltd. since December 2001 and became the Lead Director of the Board in May 2013 (having served as the non-executive Chairman of the Board from March 2011 to May 2013). Mr. Bolinder also previously served as a director of Quanta Capital Holding Ltd. from January 2007 to October 2008. Mr. Bolinder has also served on the board of the American Insurance Association, American Institute for Chartered Property Casualty Underwriting, Insurance Institute for Applied Ethics, Insurance Institute of America, Insurance Services Office, Inc. and the National Association of Independent Insurers. Mr. Bolinder received a B.S. in Business Administration from the University of Massachusetts, Dartmouth.

Qualifications: Mr. Bolinder offers extensive experience in the insurance and financial services industry, including a combined 16 years serving in various positions with one of the world’s largest insurance companies and its U.S. subsidiary, and three years as president, chief executive officer and director of an investment advisory and trustee company. Mr. Bolinder’s current and former directorships with underwriters of specialty lines of insurance and reinsurance provide valuable knowledge regarding the international financial services sector.

Committees Legal and Public Affairs Nominating and Corporate Governance

G. Kent Conrad, 66, former U.S. Senator. Director since March 2013.

Sen. Conrad served as a U.S. Senator representing the State of North Dakota from January 1987 to January 2013. He served as the Chair of the Senate Budget Committee from 2006 until his retirement. Prior to serving in the U.S. Senate, Sen. Conrad served as the Tax Commissioner for the State of North Dakota from 1981 to 1986 and as Assistant Tax Commissioner from 1974 to 1980. Sen. Conrad holds an A.B. degree in Political Science from Stanford University and an M.B.A. degree from George Washington University.

Qualifications: Sen. Conrad’s 25 years of experience as a U.S. Senator, including serving as Chair of the Senate Budget Committee for approximately six years, provides the Board with extensive information and insight into fiscal affairs, governmental relations and legislative and regulatory issues.

Committee Legal and Public Affairs

Melina E. Higgins, 46, former Partner at The Goldman Sachs Group. Director since September 2013.

Ms. Higgins retired in 2010 from a nearly 20-year career at The Goldman Sachs Group Inc., where she served as a Managing Director from 2001 and a Partner from 2002. During her tenure at Goldman Sachs, Ms. Higgins served as Head of the Americas and Co-Chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets. She also served as a member of the Investment Committee for the Principal Investment Area, which oversaw and approved global private equity and private debt investments. Goldman’s Principal Investment Area was one of the largest alternative asset managers in the world. Ms. Higgins has served as a director of Mylan, Inc. since February 2013. Ms. Higgins received a B.A. in Economics and Spanish from Colgate University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Higgins’ extensive finance and investment experience, having spent nearly 20 years with The Goldman Sachs Group, Inc., as well as serving as a director for both public and private companies, provides the board with significant insight in connection with our restructuring and turnaround initiatives.

Committees Management Development and Compensation (Chair) Nominating and Corporate Governance

Nancy J. Karch, 66, former Senior Partner of McKinsey & Company. Director since October 2005.

Ms. Karch was a Senior Partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. Prior thereto, Ms. Karch served in various executive capacities at McKinsey since 1974. She has served as a director of Kimberly-Clark Corp. since June 2010, Kate Spade & Company (formerly Fifth & Pacific Companies, Inc. and Liz Claiborne, Inc.) since January 2000 and became the non-executive Chairman of the Board in May 2013, MasterCard Incorporated since January 2007, and CEB (Corporate Executive Board, Inc.) since October 2001. Ms. Karch is also on the board of Northern Westchester Hospital, a not-for-profit organization. Ms. Karch received a B.A. in Mathematics from Cornell University, an M.S. in Mathematics from Northeastern University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Karch, based on her 26 years at a global consulting firm, including 12 years as a Senior Partner, offers substantial expertise in the area of strategic and marketing issues. Ms. Karch also has substantial experience as a public company director.

Thomas J. McInerney, 57, President and Chief Executive Officer of Genworth Financial, Inc. Director since January 2013.

Mr. McInerney has been our President and Chief Executive Officer and a director since January 2013. Before joining our company, Mr. McInerney had served as a Senior Advisor to the Boston Consulting Group from June 2011 to December 2012, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada. Prior to that, Mr. McInerney spent 30 years working with ING Groep NV and Aetna Inc. From October 2009 to December 2010, Mr. McInerney was a member of ING Groep’s Management Board for Insurance, where he was the Chief Operating Officer for ING’s insurance and investment management businesses worldwide. From April 2006 to October 2009, he was the Chairman and Chief Executive Officer of ING Americas and a member of ING Groep’s Executive Board, where he led ING’s pension, retirement services, insurance and investment management businesses in the United States, Canada and seven countries in Latin America. From October 2001 to April 2006, he was the Chief Executive Officer of ING U.S. Financial Services, and from December 2000 to October 2001, he was Chief Executive Officer of ING U.S. Worksite Financial Services. In 2000, ING Groep acquired Aetna Financial Services, for which Mr. McInerney served as President from August 1997 to December 2000. Prior to that, he served in many leadership positions with Aetna, where he began his career as an insurance underwriter in June 1978. During his career, Mr. McInerney has been active with the American Council of Life Insurers and the Financial Services Roundtable, having served on each association’s board and Chief Executive Officer Committee. Mr. McInerney received a B.A. in Economics from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Qualifications: Mr. McInerney offers insight into the company from his current role as the President and Chief Executive Officer. He also brings extensive knowledge of the insurance and financial services industries gained through 30 years of experience serving in significant leadership positions with ING Groep NV and Aetna Inc.

Committees Audit Management Development and Compensation

Christine B. Mead, 58, former Executive Vice President and Chief Financial Officer of Safeco Corporation. Director since October 2009.

Ms. Mead was the Executive Vice President and Chief Financial Officer of Safeco Corporation and the Co-President of the Safeco insurance companies from November 2004 until her retirement in December 2005. From January 2002 to November 2004, Ms. Mead served as Senior Vice President, Chief Financial Officer and Secretary of Safeco Corporation. Prior to joining Safeco in 2002, Ms. Mead served in various roles at Travelers Insurance Companies from 1989 to 2001, including Senior Vice President and Chief Financial Officer, Chief Accounting Officer, and Controller. Ms. Mead also served with Price Waterhouse LLP from 1980 to 1989, and with Deloitte Haskins & Sells in the United Kingdom from 1976 to 1980. Ms. Mead also serves as a trustee of the Idaho Chapter of The Nature Conservancy, a non-profit organization. Ms. Mead received a B.S. in Accounting from University College Cardiff, United Kingdom.

Qualifications: Ms. Mead brings experience as the former chief financial officer of a public company. She also worked for 16 years in the insurance industry, as well as 13 years for major accounting firms. Her international background adds a unique perspective to our Board.

Committees Legal and Public Affairs Nominating and Corporate Governance

David M. Moffett, 62, former Chief Executive Officer and director of Federal Home Loan Mortgage Corporation. Director since December 2012.

Mr. Moffett was the Chief Executive Officer and a director of the Federal Home Loan Mortgage Corporation from September 2008 until his retirement in March 2009. Prior to this position, Mr. Moffett served as a Senior Advisor with the Carlyle Group LLC from May 2007 to September 2008. Mr. Moffett also served as the Vice Chairman and Chief Financial Officer of U.S. Bancorp from 2001 to 2007, after its merger with Firstar Corporation, having previously served as Vice Chairman and Chief Financial Officer of Firstar Corporation from 1998 to 2001 and as Chief Financial Officer of StarBanc Corporation, a predecessor to Firstar Corporation, from 1993 to 1998. Mr. Moffett has served as a director of eBay Inc. since July 2007 and CIT Group Inc. since July 2010. He also previously served on the boards of directors of MBIA Inc. from May 2007 to September 2008, The E.W. Scripps Company from May 2007 to September 2008 and Building Materials Holding Corporation from May 2006 to November 2008. Mr. Moffett also serves as a trustee on the boards of Columbia Fund Series Trust I and Columbia Funds Variable Insurance Trust, overseeing approximately 52 funds within the Columbia Funds mutual fund complex. He also serves as a trustee for the University of Oklahoma Foundation. Mr. Moffett holds a B.A. degree in Economics from the University of Oklahoma and an M.B.A. degree from Southern Methodist University.

Qualifications: Mr. Moffett has many years of experience as the chief financial officer of public financial services companies. He also has experience as the chief executive officer of an entity in the housing finance industry, including related public policy experience.

Committees Audit Legal and Public Affairs (Chair)

Thomas E. Moloney, 70, former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. Director since October 2009.

Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also previously served as a director of MSC from 2005 to 2012 (MSC was acquired in 2012 and ceased to be a public company in 2008). Mr. Moloney is on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification from the Corporate Directors Group.

Qualifications: Mr. Moloney provides almost 40 years of insurance industry and accounting experience, including having served as the chief financial officer of a public insurance company. He provides extensive knowledge of accounting and finance in regard to insurance products and industry trends.

Committees Audit (Chair) Management Development and Compensation

James A. Parke, 68, former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company. Director since May 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at General Electric Company (“GE”) in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital Services and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. He serves as a director of buildOn, a not-for-profit corporation. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

Qualifications: Mr. Parke offers extensive experience in the areas of finance, financial services and capital markets, gained in part through his 37 years of experience with GE and GE Capital, including having served as a former Vice Chairman and Chief Financial Officer of GE Capital, where he helped build GE’s financial and insurance businesses.

Committees Audit Management Development and Compensation

James S. Riepe, 70, Senior Advisor and former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006, Lead Director from February 2009 to May 2012 and Non-Executive Chairman of the Board since May 2012.

Mr. Riepe is a retired Vice Chairman and a Senior Advisor at T. Rowe Price Group, Inc. Mr. Riepe served as the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Prior to joining T. Rowe Price Group, Inc. in 1981, Mr. Riepe was an Executive Vice President of The Vanguard Group. Mr. Riepe has served as a director of The NASDAQ OMX Group, Inc. since May 2003 and LPL Financial Holdings Inc. since February 2008. Mr. Riepe also previously served as a director of T. Rowe Price Group, Inc. from 1981 to 2006 and as a director of 57 T. Rowe Price registered investment companies (mutual funds) until his retirement in 2006. He is a member of the University of Pennsylvania’s Board of Trustees. Mr. Riepe received a B.S. in Industrial Management, an M.B.A. and an Honorary Doctor of Laws degree from the University of Pennsylvania.

Qualifications: Mr. Riepe brings to the Board significant expertise in finance and investments, as well as extensive management and operating experience, gained through his role as a senior executive in the investment management industry, including 23 years with T. Rowe Price.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

ELECTION OF MR. BOLINDER, SEN. CONRAD, MS. HIGGINS, MS. KARCH, MR. MCINERNEY, MS. MEAD, MR. MOFFETT, MR. MOLONEY, MR. PARKE AND MR. RIEPE.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles are published on Genworth’s website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.genworth.com, click “Investors” and then click “Corporate Governance.” The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Genworth’s website.

Meeting Attendance

The Board and its committees held the following number of meetings during 2013:

Number of Meetings
Board of Directors	9
Audit Committee	11
Legal and Public Affairs Committee	5
Management Development and Compensation Committee	7
Nominating and Corporate Governance Committee	5

During 2013, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). As set forth in the Governance Principles, directors are expected to attend the Annual Meeting. All of our current directors who were serving at the time of our 2013 Annual Meeting of Stockholders attended that meeting.

Board Leadership Structure

Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. As further described in our Governance Principles, the company’s business is conducted day-to-day by its officers, under the direction of our Chief Executive Officer (“CEO”) and the oversight of the Board, to enhance the long-term value of the company for its stockholders. Our Bylaws require our Board of Directors to appoint a Chairman of the Board but give it the flexibility to appoint as Chairman (i) our CEO, (ii) an independent director or (iii) a non-independent director other than the CEO. Our Board of Directors determines who to appoint as our Chairman based on the knowledge and experience of the people then serving on our Board of Directors and as CEO and chooses the person whom it believes best meets the needs of our company at that time. Our Board of Directors has determined that having Thomas J. McInerney serve as our CEO and a director and James S. Riepe serve as our Non-Executive Chairman of the Board is the appropriate leadership structure for our company at this time. In May 2012, our Board selected Mr. Riepe, one of our independent directors since 2006 and formerly our Lead Director, to serve as our Non-Executive Chairman of the Board due to Mr. Riepe’s service with and knowledge of our company and his significant leadership experience.

As more fully set forth in our Governance Principles, available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” again), the Non-Executive Chairman’s responsibilities and authority include:

•	presiding at all meetings of the Board, stockholders and non-management and independent directors;

•	facilitating efficient board operations through regular engagement with standing committees of the Board and individual directors;

•	regularly communicating with the CEO to provide him or her with advice and counsel, and to share information about recent developments;

•	serving as a liaison between the CEO and the non-management and independent directors;

•	consulting on meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;

•	periodically calling meetings of the non-management and independent directors, including at the request of such directors;

•	working with the CEO to respond to stockholder inquiries involving the Board; and

•	fulfilling other responsibilities as determined by the Board.

Role of Board in the Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof. The Board as a whole discusses with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews. The Board also utilizes its committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. This oversight includes reviewing and discussing with management and the independent registered public accounting firm the company’s risk assessment process and management policies with respect to the company’s major financial risk exposures, including investments, and the procedures utilized by management to identify and mitigate the exposure to such risks. The Compensation Committee oversees the risks relating to compensation plans and programs, as well as management development and leadership succession in the company’s various business units. Our Nominating Committee is responsible for the oversight of risks relating to corporate governance. Our Legal and Public Affairs Committee oversees risks associated with litigation, legislative and regulatory changes and compliance policies and issues, as well as government relations and potential reputational risks. In addition, each of the Board’s committees has established a process to review the risks for which the committee has oversight and the related actions that mitigate these risks. We believe that our risk oversight structure is supported by our current Board leadership structure, with the Non-Executive Chairman of the Board working together with our independent Audit Committee and our other standing committees.

Director Independence

Our Board currently consists of ten directors, nine of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our CEO, Mr. McInerney. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” again). In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. Our Board has determined that the purchase of Genworth products and services on the same terms available to unaffiliated entities or persons does not impair a director’s independence and therefore such purchases are not considered by our Board when making independence determinations. The Board has determined that Mr. Bolinder, Sen. Conrad, Ms. Higgins, Ms. Karch, Ms. Mead, Mr. Moffett, Mr. Moloney, Mr. Parke and Mr. Riepe satisfy the NYSE’s independence requirements and Genworth’s independence guidelines. In addition, the Board had previously determined that Steven W. Alesio, who did not stand for re-election at the 2013 Annual Meeting, satisfied the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Further, in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board also considers all factors specifically relevant to determining whether a director has a relationship to Genworth that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by Genworth to such director; and (2) whether the director is affiliated with Genworth, its subsidiaries or its affiliates.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in our Code of Ethics. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. Our Code of Ethics is published in the corporate governance section of our website. To view our Code of Ethics, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Code of Business Conduct & Ethics” and finally click “Genworth Code of Ethics.” Section 11 of our Governance Principles, which are available on our website, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business and government in areas that are relevant to the company’s global activities. Each director was nominated on the basis of the unique set of qualifications and skills he or she brings to the Board, as well as how those qualifications and skills blend with those of the others on the Board as a whole. See the Election of Directors section for a description of each director nominee’s qualifications and skills.

As a group, apart from Mr. McInerney, our board nominees include two former chief executive officers (Mr. Bolinder and Mr. Moffett), four former chief financial officers (Ms. Mead, Mr. Moffett, Mr. Moloney and Mr. Parke), three directors with a background in insurance (Mr. Bolinder, Ms. Mead and Mr. Moloney), three directors with a background in finance and investment management (Mr. Bolinder, Ms. Higgins and Mr. Riepe), four with experience in mergers and acquisitions (Ms. Higgins, Ms. Mead, Mr. Moloney and Mr. Parke), four with risk experience (Mr. Bolinder, Ms. Mead, Mr. Moloney and Mr. Parke), two with consumer marketing experience (Ms. Karch and Mr. Riepe), one with distribution experience (Ms. Karch), two with public policy experience (Sen. Conrad and Mr. Moffett), one with housing finance experience (Mr. Moffett) and two with restructuring and turnaround experience (Ms. Higgins and Ms. Mead). The blend of our directors’ unique backgrounds ensures that issues facing the company are examined and addressed with the benefit of a broad array of perspectives and expertise.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than fifteen. Our Governance Principles further state that the size of the Board should be in the range of seven to fifteen directors. Our Board of Directors has set the size of the Board of Directors currently at 10 members but continues to evaluate the optimal size for the Board and may consider the addition of one or more independent directors to the Board.

Each director elected by the holders of our common stock will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until the earlier of their resignation or removal in a manner provided for in the Bylaws. The holders of our common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board and other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

Board Committees

The four standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating Committee and the Legal and Public Affairs Committee. These committees are described below. The Board has established written charters for each of its four standing committees. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities.

Audit Committee

The Board has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and the SEC and by our Governance Principles. In addition, the Board has determined that all four of the Audit Committee’s current members, Ms. Mead and Messrs. Moloney, Parke and Riepe, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Charter”), the purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independence and qualifications of the company’s independent registered public accounting firm and the performance of the company’s internal audit function and independent auditors. The Audit Committee’s duties include:

•

discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and financial information and earnings guidance provided to analysts and rating agencies;

•	selecting our independent registered public accounting firm and approving the terms of its engagement;

•	discussing with management and our independent registered accounting firm any audit problems or difficulties and management’s response;

•

overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management and our independent registered public accounting firm the company’s risk assessment process and management policies with respect to the company’s major financial risk exposure and the procedures utilized by management to identify and mitigate the exposure to such risks;

•	discussing with management the company’s overall investment portfolio and investment strategies;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	preparing and publishing a committee report for inclusion in the proxy statement;

•	establishing procedures for the hiring of employees or former employees of our independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 66 of this proxy statement.

Management Development and Compensation Committee

The Compensation Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Management Development and Compensation Committee” and finally click “Charter”), the Compensation Committee’s responsibilities include:

•

reviewing and approving on an annual basis the corporate goals and objectives with respect to the compensation of our CEO, evaluating our CEO’s performance in light of these goals and objectives and setting our CEO’s compensation based on such evaluation;

•

reviewing and approving on an annual basis the evaluation process and compensation structure for our other officers, including evaluating and setting the compensation for our senior executive officers;

•	reviewing and approving our variable incentive compensation and other stock-based compensation plans;

•	assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of succession plans;

•	maintaining regular contact with our leadership;

•	reviewing and discussing our Compensation Discussion & Analysis, recommending its inclusion to the board in our annual reports and proxy statements and publishing a committee report;

•	overseeing risks relating to our compensation programs; and

•	determining whether the work of any compensation consultant who had a role in determining or recommending the amount or form of executive or director compensation raised any conflict of interest.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 29 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis section below.

Nominating and Corporate Governance Committee

The Nominating Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Nominating and Corporate Governance Committee” and finally click “Charter”), the Nominating Committee’s responsibilities include:

•	leading the search for individuals qualified to become members of our Board;

•	reviewing our Board’s committee structure and recommending committee members;

•	developing and annually reviewing our governance guidelines;

•	overseeing the annual self-evaluations of our Board and its committees;

•	overseeing risks related to corporate governance; and

•	reviewing annually director compensation and benefits.

The Nominating Committee makes recommendations to our Board of Directors of candidates for election to our Board, and our Board of Directors nominates director candidates and makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing our operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of our stockholders;

•	have an inquisitive and objective perspective, practical wisdom and mature judgment;

•	bring a distinct skill set of value to our Board and the company when viewed alone and in combination with other directors;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on our Board for an extended period of time.

The Nominating Committee, as a matter of practice, takes diversity factors into account when considering potential director nominees. The company does not have a formal policy on Board diversity. The qualifications, qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are available on our website.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. Ms. Higgins was evaluated as a candidate for our Board by our Nominating Committee at the suggestion of that outside search firm. The Nominating Committee considers all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our qualifications, qualities and skills for directors. Where there is an interest in a particular candidate, the Nominating Committee’s review is multi-faceted and typically includes a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Nominating Committee.

Legal and Public Affairs Committee

The principal purpose of the Legal and Public Affairs Committee is to assist the Board in its oversight responsibilities relating to our practices and positions on corporate legal, regulatory and legislative issues, compliance and consumer policies and corporate citizenship initiatives that affect our stockholders, employees and customers.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Legal and Public Affairs Committee” and finally click “Charter”), the Legal and Public Affairs Committee’s responsibilities include:

•	advising on our policy on legislative and regulatory matters, including key public policy positions;

•	receiving reports regarding pending litigation or disputes and investigations/regulatory matters involving Genworth;

•	reviewing periodically the nature and amount of our political contributions and the operations of our political action committee;

•	reviewing periodically and overseeing our compliance processes and policies;

•

considering our policies and practices and making recommendations on matters of corporate citizenship, including philanthropic programs and financial and other support of charitable, educational and cultural organizations; and

•	overseeing risks associated with litigation, legislative and regulatory changes and compliance policies and issues, as well as governmental relations and potential reputational risks.

Meetings of Non-Management and Independent Directors

Our independent directors met without management present at each regularly scheduled Board meeting during 2013. Our Governance Principles provide that the non-management directors will meet without management present at each regularly scheduled Board meeting. Mr. McInerney, our CEO, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that if the non-management directors include individuals who are not independent directors (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles), then the independent directors on our Board will separately meet at least one time each year. The Board has determined that all of our current non-management directors are also independent directors. Our Governance Principles provide that the Non-Executive Chairman of the Board, currently Mr. Riepe, will preside at the meetings of the non-management directors and the independent directors; in the absence of Mr. Riepe, the non-management directors present will select an independent committee chair to preside at such session. The independent Non-Executive Chairman of the Board may periodically call meetings of the non-management and independent directors, including at the request of the non-management or independent directors.

Compensation of Directors

The Nominating Committee has the responsibility for reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. McInerney, are regarded as non-management directors. Mr. McInerney does not receive any compensation for serving as a director.

The company’s compensation and benefits for non-management directors for 2013 were as follows:

•

Annual Retainer. Each non-management director is paid an annual retainer, payable in quarterly installments following the end of each quarter of service. In 2013, the amount of the annual retainer was $190,000. Of this amount, 40% of the annual retainer is paid in cash and 60% is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs; however, there is a limit on the number of DSUs that may be granted to any non-management director with respect to the annual retainer in any one calendar year. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash. In 2013, the maximum number of DSUs that could be issued was 25,000.

•

Deferred Stock Units. Each DSU awarded to non-management directors represents the right to receive one share of our common stock in the future. DSUs are granted at the end of each quarter of service and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the DSUs, which are reinvested in additional DSUs. The DSUs will be paid out beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or, if earlier, upon the death of the director.

•

Retainer for Non-Executive Chairman of the Board. As additional compensation for service as Non-Executive Chairman of the Board, he or she receives a $200,000 annual retainer in addition to the regular annual retainer. Such amount is paid in quarterly installments, following the end of each quarter of service. Of this amount, 40% is paid in cash and 60% is paid in DSUs. Instead of receiving a cash payment, the Non-Executive Chairman of the Board may elect to have 100% of the additional annual retainer paid in DSUs; however, there is a limit on the number of DSUs that may be granted to the Non-Executive Chairman of the Board with respect to the additional annual retainer in any one calendar year. To the extent this limit would be exceeded, the remainder of the additional annual retainer will be paid in cash. In 2013, the maximum number of DSUs that could be issued was 25,000.

•

Fees for Lead Director. If a Lead Director is appointed in the absence of an independent Non-Executive Chairman of the Board, the Lead Director would receive an annual cash retainer of $20,000 in quarterly installments, as additional compensation for services as Lead Director.

•

Fees for Committee Chairs. The chairpersons of each of our standing committees receive additional cash retainers, which are paid in quarterly installments. In 2013, the chairperson of the Audit Committee received a retainer of $15,000 and the chairpersons of each of our other standing committees received a retainer of $10,000.

•

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for the matching of eligible charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year.

•

Reimbursement of Certain Expenses. Non-management directors are reimbursed for reasonable travel and other Board-related expenses, including expenses to attend Board and committee meetings, other business-related events and director education seminars, in accordance with policies approved from time to time.

Pursuant to its charter, the Nominating Committee conducts an annual review of non-management director compensation and benefits and recommends any changes to the Board of Directors for the Board’s consideration. As part of its 2013 review, the Nominating Committee engaged Steven Hall & Partners, LLC to provide competitive market data and advice regarding non-management director compensation. As in prior years, the competitive market data provided showed that our non-management director compensation was below the compensation level generally paid by our peer group. Based on its review, the Nominating Committee recommended to the Board, and the Board adopted, an increase in the annual retainer paid to our non-management directors to $230,000 and an increase in the number of DSUs that may be granted to any non-management director with respect to the annual retainer in any one calendar year to 30,000. In addition, the Nominating Committee recommended to the Board, and the Board adopted, increases in the annual retainers paid to the Audit Committee and Compensation Committee chairpersons to $20,000 and $15,000, respectively. These changes were effective January 1, 2014. All other features and amounts remain unchanged. The increase in the annual retainer for all non-management directors represents the first increase to the annual retainer in four years, and the increases in the annual retainers for the Audit Committee and Compensation Committee chairpersons represent the first increases in eight years. The increases bring our non-management director compensation closer to the compensation levels generally paid by our peer group. The Board determined it was appropriate to make these changes at this time in light of Genworth’s strengthened financial condition due to improved financial performance during 2013 and the Board’s desire to appropriately compensate directors for the increasing workload demands placed upon the directors. In addition, the Board wants to ensure competitiveness with the marketplace as the company seeks to continue to attract and retain qualified and able directors. The increases were adopted in conjunction with the adoption of more robust non-management director stock ownership guidelines, which are discussed in detail below.

The following table sets forth information concerning compensation paid or accrued by us in 2013 to our non-management directors.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Steven W. Alesio (1)	28,500	42,750	—	71,250
William H. Bolinder	78,917	114,000	15,000	207,917
G. Kent Conrad (2)	60,167	90,250	—	150,417
Melina E. Higgins (3)	22,167	33,250	15,000	70,417
Nancy J. Karch	86,000	114,000	15,000	215,000
Christine B. Mead	76,000	114,000	15,000	205,000
David M. Moffett	76,000	114,000	—	190,000
Thomas E. Moloney	86,000	114,000	15,000	215,000
James A. Parke	15,000	190,000	15,000	220,000
James S. Riepe	163,083	234,000	15,000	412,083

(1)	Mr. Alesio did not stand for re-election at the 2013 Annual Meeting on May 15, 2013.
(2)	Sen. Conrad was elected to our Board of Directors on March 22, 2013.
(3)	Ms. Higgins was elected to our Board of Directors on September 12, 2013.
(4)	Amounts include the portion of the annual retainer (described above) that was paid in cash. Mr. Parke elected to receive 100% of his annual retainer in the form of DSUs. Amounts also include applicable committee chair fees and the retainer for Non-Executive Chairman of the Board. Amounts are prorated for partial years of service.

(5)	Amounts reflect the grant date fair value of DSUs received in payment of the annual retainer (including any DSUs received in lieu of the cash portion of the annual retainer) and the retainer for Non-Executive Chairman of the Board. The following table shows for each non-management director the total number of DSUs held as of December 31, 2013 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2013
Steven W. Alesio	43,178
William H. Bolinder	44,085
G. Kent Conrad	7,245
Melina E. Higgins	2,251
Nancy J. Karch	93,218
Christine B. Mead	51,829
David M. Moffett	10,996
Thomas E. Moloney	51,829
James A. Parke	134,420
James S. Riepe	115,524

(6)	Amounts reflect company charitable match contributions.

Director Stock Ownership Policy

To help promote the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a stock ownership policy for all non-management directors. In December 2013, in connection with the adoption of the changes to non-management director compensation discussed above, the Board amended the policy to strengthen the ownership guidelines. Under the amended policy, each non-management director is expected to hold common stock and/or DSUs while serving as a director of Genworth having a value equal to five times the value of the cash portion of the annual retainer payable to non-management directors. Effective January 1, 2014, the annual retainer is $230,000 and the cash portion thereof is $92,000. Therefore, the current ownership guideline is $460,000. Non-management directors are expected to satisfy this ownership guideline over time after their initial appointment to the Board, and are not permitted to sell any shares of Genworth common stock received from us until the ownership guideline has been met. The DSUs held by the non-management directors settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director.

The following table shows the stock ownership as of March 4, 2014 of our non-management directors serving on that date, the percentage of the ownership guideline that they have reached, and the number of years that have elapsed since the director was initially made subject to the policy. The value of each non-management director’s stock ownership is based on the closing price of our common stock on March 4, 2014 ($15.77).

Director	Number of Shares/DSUs Held (#)	Value as of March 4, 2014 ($)	Stock Held as % of Ownership Guideline	Years Subject to Ownership Policy
William H. Bolinder	47,085	742,530	>100	3
G. Kent Conrad	7,245	114,254	25	1
Melina E. Higgins	2,251	35,498	8	<1
Nancy J. Karch	97,693	1,540,619	>100	8
Christine B. Mead	54,829	864,653	>100	4
David Moffett	10,996	173,407	38	1
Thomas E. Moloney	57,829	911,963	>100	4
James A. Parke (1)	434,420	6,850,803	>100	7
James S. Riepe	183,524	2,894,173	>100	7

(1)	Mr. Parke has served on our Board of Directors since 2004 but was first elected to our Board of Directors by the holders of the company’s Class A Common Stock in May 2006. At such time, Mr. Parke became a non-management director and subject to the director stock ownership policy.

Anti-Hedging and Anti-Pledging Policies

The company maintains an anti-hedging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The company maintains this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.

The company also maintains an anti-pledging policy, which prohibits its executive officers and directors from holding Genworth securities in a margin account or otherwise pledging Genworth securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. The company maintains this policy because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Genworth securities and the margin sale or foreclosure sale of Genworth securities during such time could also create the appearance that the person is trading based on inside information.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Genworth Common Stock

The following table sets forth information as of March 4, 2014, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by:

•

all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the 2013 Summary Compensation Table below;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or SARs or upon the conversion of restricted stock units (“RSUs”) held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 4, 2014, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. The number of shares issuable upon exercise of SARs is calculated based on the excess of the closing price of our common stock on March 4, 2014 over the base price of the SARs. As of March 4, 2014, there were 495,810,509 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each current director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage	Other Non-Management Director Stock-Based Holdings(1)
BlackRock, Inc. (2)	41,443,738	8.36%	—
FMR, LLC (3)	33,250,402	6.71%	—
The Vanguard Group, Inc. (4)	32,534,352	6.56%	—
Thomas J. McInerney (5)	231,697	*	—
Martin P. Klein (6)	141,028	*	—
Kevin D. Schneider (7)	261,590	*	—
Leon E. Roday (8)	141,315	*	—
Daniel J. Sheehan IV (9)	163,862	*	—
Patrick B. Kelleher (10)	67,727	*	—
William H. Bolinder	3,000	*	44,085
G. Kent Conrad	—	—	7,245
Melina E. Higgins	—	—	2,251
Nancy J. Karch	4,475	*	93,218
Christine B. Mead	3,000	*	51,829
David M. Moffett	—	—	10,996
Thomas E. Moloney	6,000	*	51,829
James A. Parke	300,000	*	134,420
James S. Riepe	68,000	*	115,524
All directors and executive officers as a group (18 persons) (11)	1,668,662	*

*	Less than 1%.
(1)	Represents DSUs held by the non-management directors that settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director. See the Board of Directors and Committees-Compensation of Directors section above for more information regarding DSUs.
(2)	Information obtained solely by reference to the Schedule 13G filed with the SEC on January 29, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole power to vote or direct the vote of 35,918,527 shares and that it has sole power to dispose or to direct the disposition of 41,443,738 shares. BlackRock also reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock but that no one person’s interest is more than 5% of our total outstanding common stock. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.
(3)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC (“FMR”). FMR reported that it has sole power to vote or direct the vote of 726,652 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 33,250,402 shares. FMR further reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock and that no one person’s interest is more than 5% of our total outstanding common stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(4)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it has sole power to vote or direct the vote of 663,306 shares that it beneficially owns, and that it has sole power to dispose or to direct the disposition of 31,904,146 shares and has shared power to dispose or to direct the disposition of 630,206 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 630,206 shares or 0.12% of our common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 33,100 shares of our common stock as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Includes 199,619 shares of common stock issuable upon the exercise of 400,000 SARs.
(6)	Includes (a) 97,089 shares of common stock issuable upon the exercise of 230,667 SARs and (b) 7,500 shares of common stock issuable upon conversion of RSUs.
(7)	Includes (a) 42,117 shares of common stock issuable upon the exercise of stock options and (b) 149,880 shares of common stock issuable upon the exercise of 456,834 SARs.
(8)	Includes 108,769 shares of common stock issuable upon the exercise of 536,583 SARs. Also includes 20 shares held by trusts for children.
(9)	Includes (a) 114,600 shares of common stock issuable upon the exercise of stock options and (b) 24,884 shares of common stock issuable upon the exercise of 67,950 SARs.
(10)	Includes 49,758 shares of common stock issuable upon the exercise of 366,700 SARs.
(11)	Includes (a) 183,073 shares of common stock issuable upon the exercise of stock options, (b) 784,573 shares of common stock issuable upon the exercise of 2,177,182 SARs and (c) 7,500 shares of common stock issuable upon conversion of RSUs. Represents ownership by all current directors and executive officers.

Ownership of Genworth Canada Common Shares

In July 2009, Genworth MI Canada Inc. (“Genworth Canada”), our indirect, majority-owned subsidiary, completed the initial public offering of its common shares. As of March 4, 2014, we beneficially owned 57.4% of the common shares of Genworth Canada. The following table sets forth information as of March 4, 2014, regarding the beneficial ownership of the common shares of Genworth Canada by the named executive officers included in the 2013 Summary Compensation Table below and all of our directors and executive officers as a group. As of March 4, 2014, none of our directors beneficially owned any common shares of Genworth Canada. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Canada common shares possess sole voting and investment power with respect to all shares set forth by their name. As of March 4, 2014, there were 94,927,677 common shares of Genworth Canada outstanding and no shares of any other class of voting securities outstanding.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Thomas J. McInerney	—	—
Martin P. Klein	—	—
Kevin D. Schneider	—	—
Leon E. Roday	3,020	*
Daniel J. Sheehan IV	—	—
Patrick B. Kelleher	1,208	*
All directors and executive officers as a group (18 persons) (1)	7,550	*

*	Less than 1%.
(1)	Represents ownership by all current directors and executive officers.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors oversees the compensation programs of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in its proxy statement on Schedule 14A to be filed in connection with the company’s 2014 Annual Meeting of Stockholders, each of which has been or will be filed with the U.S. Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

Nancy J. Karch, Chair

Christine B. Mead

James A. Parke

James S. Riepe

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs:”

•	Thomas J. McInerney, President and Chief Executive Officer (“CEO”);

•	Martin P. Klein, Executive Vice President and Chief Financial Officer (“CFO”);

•	Kevin D. Schneider, Executive Vice President––Genworth, with responsibility for our Global Mortgage Insurance Division;

•	Leon E. Roday, Executive Vice President, General Counsel and Secretary;

•	Daniel J. Sheehan IV, Executive Vice President––Chief Investment Officer (“CIO”); and

•	Patrick B. Kelleher, our former Executive Vice President––Genworth, who previously had responsibility for our U.S. Life Insurance Division, and left the Company effective December 31, 2013.

Executive Summary

The following sections summarize our company performance and key pay-related actions we have taken in 2013, and demonstrate the alignment of our compensation programs with company performance.

2013 Company Performance

In the fourth quarter of 2012, we announced certain strategic actions designed to rebuild stockholder value. Our focus in 2013 was on executing that strategy with the key priorities of improving business performance, simplifying our business portfolio, generating capital and increasing the financial strength and flexibility of the company.

We ended 2013 having made significant progress toward these turnaround priorities, as measured by the following key milestones:

•	Appointed Mr. McInerney as our new CEO, effective January 1, 2013;

•

Improved business performance with reported net operating income[1] of $616 million, or $1.25 per basic share, in 2013 compared with net operating income of $403 million, or $0.82 per basic share, in 2012; and return on equity of 4.8% for 2013 compared to 2.9% for 2012;

•	Simplified our business portfolio by completing the sales of our wealth management and reverse mortgage businesses;

•	Generated capital through the business dispositions noted above and the issuance of two series of indebtedness, and exceeded our goals for generating cash dividends to the holding company; and

•

Improved our financial strength and flexibility through executing our U.S. mortgage insurance capital plan, stabilizing our credit ratings at the holding company, setting aside capital to pay our 2014 debt at maturity, paying off our 2015 debt maturities, establishing a new $300 million credit facility and ending the year with holding company cash and U.S. government securities in excess of our goals.

[1]	“Net operating income (loss)” equals income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and infrequent or unusual non-operating items. For a reconciliation of net operating income to the company’s net income (as reported under U.S. generally accepted accounting principles (“GAAP”)), see pages 136-138 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 3, 2014.

This performance represents significant progress toward our turnaround priorities, and our 2013 financial results generally exceeded our goals for the year. The financial results were driven primarily by achieving a return to profitability for our U.S. mortgage insurance business, strong financial results in our international mortgage insurance businesses and improving returns in our U.S. Life Insurance Division, particularly through the benefit of rate increases on older blocks of our long-term care insurance business. These above target results were offset only partially by lower profits in our lifestyle protection insurance business, which was affected by continued challenges in the European economic environment.

Impact of Performance on 2013 Compensation

We believe that, in the aggregate, the compensation programs for our NEOs have yielded an appropriate pay-for-performance relationship for 2013, as evidenced by the following:

•

Annual performance exceeded our goals, resulting in an annual incentive award to Mr. McInerney at 150% of his targeted amount, and to our other continuing named executive officers ranging between 143% and 150% of their respective target amounts. For more information, see the Annual Incentive section below.

•	No payouts were earned under our 2011-2013 mid-term incentive award, as the performance relative to each of the metrics was below threshold levels.

•

Regular annual equity grants to our named executive officers in 2013 consisted solely of SARs, which vest over time, are settled in shares of our common stock and deliver value only to the extent the company’s stock price increases following the grant. As a result, a substantial portion of our NEO compensation contained incentives to rebuild long-term stockholder value.

When considered together, our 2013 compensation actions demonstrate strong alignment between the interests of our named executive officers and our stockholders.

Compensation Structure for Mr. McInerney upon Appointment as our CEO

Mr. McInerney was appointed as our CEO effective as of January 1, 2013. The Compensation Committee considered the competitiveness of the total compensation structure for Mr. McInerney, and sought to align his interests with rebuilding long-term stockholder value. As such, Mr. McInerney received an annual base salary of $1,000,000 and has the ability to earn an annual performance-based cash incentive award at a target of 200% of his base salary. Further, Mr. McInerney was granted 1,200,000 SARs and 100,000 restricted stock units (“RSUs”) at the time he commenced employment with the company. The initial awards of SARs and RSUs were intended to provide incentive and retention value for a three-year period. The SARs vest 100% on the third anniversary of the grant date, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company’s Class A Common Stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. As such, the first one-third of Mr. McInerney’s SARs vested on the first anniversary of the grant date, based on the Company’s stock price exceeding $12.00 for the requisite time period. The RSUs vest in one-third tranches on each of the first three anniversaries of the grant date.

Evaluating Our Performance and Pay Relationship Over Time

The results of our compensation programs over time also demonstrate a strong pay-for-performance relationship. The following information is intended to summarize those results over the past five years. Our financial results over this time period have been mixed, reflecting, in part, the effects of the financial crises and subsequent recession, which directly impacted net operating income, operating ROE2 and stock price performance. Accordingly, our compensation programs have yielded the following results that demonstrate pay is directly aligned with company performance:

•	Annual incentives for our named executive officers for 2009 through 2012, when annual company performance was below expected levels, were “below target” (with one exception in 20093).

•

Historically our mid-term incentive program had been a significant element of our total compensation opportunity, yet those awards yielded limited or no payouts due to performance across multi-year performance periods that did not meet either targeted or threshold levels. From 2009 through 2013, we completed four mid-term incentive award cycles for our named executive officers, two of which resulted in no payouts due to below threshold performance (for the cycles ending in 2009 and 2013). The other two mid-term incentives resulted in payouts ranging from zero to 28.4% of target for our named executive officers, depending on their organizational responsibilities (for the cycles ending in 2011 and 2012). There were no other mid-term incentives eligible for payout during that time period.

•

Regular annual long-term equity grants to our named executive officers from 2009 through 2013 have consisted solely of SARs. This approach has focused a substantial portion of named executive officer incentives on stock price appreciation, and yields value to our named executive officers only to the extent that our stock price has increased following the grant date. Full-value awards have only been granted to named executive officers in special circumstances, such as in connection with an offer of employment, or to Mr. Klein in 2012, when he served as our Acting President and Acting Chief Executive Officer.

•	For 2013, in which we exceeded our annual financial and strategic performance goals, all of our continuing named executive officers received “above target” annual incentive awards.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2013 Annual Meeting of Stockholders on May 15, 2013, over 97% of the shares voted were cast in favor of the compensation of the company’s named executive officers, as discussed and disclosed in the 2013 proxy statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote to approve named executive officer compensation, the Compensation Committee concluded that the company’s overall pay practices and the compensation paid to our named executive officers relative to the company’s performance enjoy strong stockholder support, and did not make any significant changes in response to the vote. Annual advisory votes to approve named executive officer compensation serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the company’s executive compensation programs with the interests of the company and our stockholders.

[2]	“Operating ROE” equals net operating income (loss) divided by our average ending stockholders’ equity, excluding accumulated other comprehensive income (loss) in our average ending stockholders’ equity, for the most recent five quarters.
[3]	Mr. Kelleher received an above-target annual incentive award for 2009 (111% of his target incentive for that year), when he demonstrated exceptional leadership and individual performance as our CFO during that period of global economic crisis.

Governance and Principles Underlying Our Compensation Programs

Our objective in compensating executive officers is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. With this objective in mind, the following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation programs or policies that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles
Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes.

•    Annual incentive (short-term performance-based award)

•    Annual equity grants (long-term stock appreciation)

•    Other mid- and long-term incentives (periodic cash or stock-based performance incentive, such as performance stock units)

At-risk pay and compensation design should reflect an executive officer’s impact on company performance.

•    SARs constituted the largest component of our CEO’s initial compensation package when hired in 2013

•    Higher percentage of annual target cash compensation is at risk for the CEO versus other named executive officers

Total compensation opportunities should be competitive within the relevant marketplace.	• Our benchmarking approach, as described below • Reductions made over time to our retirement benefits, as described under “Our Other Compensation and Benefits Programs”
Our compensation structure should remain flexible and allow for the exercise of discretion, where appropriate.

•    Our annual incentive approach incorporates discretion to exercise judgment and is not solely formulaic

•    Our clawback policy gives the Compensation Committee discretion to determine when a clawback is appropriate, and what compensation would be subject to recoupment

Plan designs and incentives should support appropriate risk management practices.

•    Stock ownership guidelines higher for CEO (7x salary) than for Division or Segment Leaders, CFO and CIO (3x) and Other Executive Vice Presidents and Senior Vice Presidents (2x)

•    Clawback, anti-hedging and anti-pledging policies

•    Grants of SARs which have a maximum appreciation value (“Capped SARs”), are settled in stock and are subject to a nine-month net hold requirement

•    50% of all net after-tax shares received from the grant or exercise of all company equity incentive awards are subject to retention by our executive officers until their stock ownership guidelines are met, ensuring significant personal assets are aligned with long-term stockholder interests

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee seeks a collaborative relationship with management, and currently uses an independent third-party compensation consultant to provide for a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee regularly meets in executive session without management present, and retains the final authority to approve all compensation policies, programs and amounts paid to our named executive officers.

Role of Management and Compensation Consultants

Our CEO and Executive Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. Our CFO periodically attends Compensation Committee meetings to provide analysis of incentive program alignment with business strategy, or context for understanding financial results when the Compensation Committee evaluates business performance. Our CEO provides the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual named executive officers (other than himself). The Compensation Committee then determines and approves adjustments to base salary, annual incentives and awards of other mid- or long-term incentives to executive officers, typically in February of each year. Prior to making their compensation decisions in February 2013, which included base salary adjustments, setting of 2013 target annual incentives and awarding annual equity grants, the Compensation Committee received input from both Mr. McInerney and Mr. Klein, who served as our Acting President and Acting CEO from May 1, 2012 through December 31, 2012. For more information on the compensation decisions made in 2013, see Our Annual Compensation Program below.

The Compensation Committee has also retained Steven Hall & Partners, LLC, an independent compensation consultant, to assist in reviewing and analyzing compensation data for our named executive officers. The compensation consultant regularly attends Compensation Committee meetings, and the Compensation Committee occasionally requests special studies, assessments of market trends and education regarding changing laws and regulations from the compensation consultant to assist the Compensation Committee in its decision-making processes. For 2013, the compensation consultant provided the Compensation Committee with competitive benchmarks and recommendations regarding the design and components of Mr. McInerney’s compensation package in connection with his appointment as our new President and CEO. However, the compensation consultant does not determine the amount or form of compensation for our named executive officers.

The Compensation Committee has assessed the independence of the compensation consultant pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant from independently representing the Compensation Committee.

Evaluating Market Competitiveness

We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for named executive officers. We review each component of compensation for our named executive officers separately and in the aggregate, and consider the internal relationships among the named executive officers to help determine appropriate pay levels. With respect to individual named executive officers, we compare the total target annual compensation opportunities for our named executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but are not given greater weight than other key factors when making compensation decisions. For example, individual named executive officers may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group is intended to represent, in the aggregate, companies with revenue sources and talent demands similar to the company. With respect to size, we generally look at revenue or total assets as indicators of comparability rather than market capitalization due to the potential for volatility year over year as stock prices change. The companies included in market surveys used by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company within the survey), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.

During 2013, to support our benchmarking principles noted above, the Compensation Committee updated its Peer Group after considering advice and recommendations developed by its compensation consultant. As we take actions to simplify our business portfolio, or as peer companies adjust their own business lines or distribution channels, we will consider adding peers, or removing peers which no longer have revenue sources and talent demands similar to ours. The revised peer group was not used when considering 2013 compensation actions. The Peer Group in place for the 2013 compensation decisions described herein was composed of the following companies:

Aflac, Inc.	Fidelity National Financial	Protective Life Corporation
The Allstate Corporation	Hartford Financial Services Group, Inc.	Radian Group
Ameriprise Financial, Inc.	Lincoln National Corporation	Raymond James Financial, Inc.
Aon plc	LPL Financial Holdings Inc.	Sun Life Financial Inc.
Assurant, Inc.	Marsh & McLennan Companies, Inc.	Torchmark Corporation
The Chubb Corporation	MGIC Investment Corporation	Unum Group
Cigna Corporation	Principal Financial Group, Inc.	XL Group PLC
Fairfax Financial Services Group

Our Annual Compensation Program

Our 2013 annual compensation program for named executive officers consists of the following key elements: base salary, annual incentive, and annual long-term equity grants. Historically, we also have used other periodic mid-term and long-term incentives, but we did not make any such new awards to our NEOs in 2013, opting instead to continue granting increased levels of SARs in our regular annual equity grants in order to emphasize incentives for stock price appreciation during the initial period of our turnaround. The 2011-2013 mid-term incentive did not earn any payouts for our named executive officers.

Below is a summary and assessment of actions taken with respect to our annual compensation program for the named executive officers in 2013.

Base Salary

Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time and be market-competitive. Mr. McInerney’s base salary was established at the time of his offer of employment at approximately the median level for CEOs in our 2013 Peer Group. In February 2013, the Compensation Committee approved base salary adjustments for four of our named executive officers. Mr. Klein, Mr. Roday, Mr. Schneider and Mr. Sheehan were awarded base salary increases of 8.8%, 5.0%, 11.1% and 4%, respectively, each effective in March 2013. The increases were in recognition of their sustained performance and took into consideration competitive compensation levels for each of their respective roles, as well as internal pay relationships between our named executive officers. Mr. Klein’s 2013 base salary, as reported in the 2013 Summary Compensation Table, is less than his 2012 base salary, which included a special supplement of $20,000 per month while he served as our Acting President and Acting Chief Executive Officer. The base salary for Mr. Kelleher remained unchanged for 2013.

Annual Incentive

In our annual incentive program, we emphasize the importance of the Compensation Committee’s judgment of performance against financial and non-financial objectives, rather than a pure formula-based approach. This supports a more effective incentive and reward structure for executives during a time when substantial external variables persist regarding the company’s ability to execute its strategic priorities, including, for example, shifting global regulatory and capital requirements, and receptivity of the capital markets and counter-parties to transactions as we restructure our business portfolio and take other strategic actions to improve our financial strength and flexibility.

Our 2013 annual incentives were paid based on the Compensation Committee’s judgment of performance against key financial and non-financial objectives for the year, assessment of progress against key milestones toward our strategy to rebuild stockholder value, and the performance of the businesses or functions led by each named executive officer. Each named executive officer has an annual incentive target, expressed as a percentage of base salary. Target annual incentive opportunities for our named executive officers ranged from 100% to 200% of base salary, and actual payouts for 2013 could range from zero to 150% of their individual target amount. Individual target values are reported in the 2013 Grants of Plan-Based Awards Table below.

Performance against the financial and non-financial objectives summarized below is the primary factor considered by the Compensation Committee when awarding annual incentives to our named executive officers. Actual performance against any particular objective noted below, however, did not result in any pre-determined or formulaic payouts. Instead, the Compensation Committee subjectively and qualitatively reviewed performance results against the applicable objectives in determining the actual payouts of annual incentives. We believe this flexible approach to annual incentives effectively supports our compensation principles by motivating named executive officers with clear performance objectives at the outset of the year, while preserving the Compensation Committee’s discretion to exercise their judgment to reward actions viewed as being in the best long-term interests of stockholders.

Key financial objectives used to evaluate 2013 performance and results are summarized below. Net operating income and operating ROE represent key top-level measures of financial performance for the year. Within our segments, we used differentiated financial measures to emphasize key performance indicators unique to those businesses in 2013. For example, in our U.S. Life Insurance segment we measured unassigned surplus,4 which is a key statutory metric connected to our ability to deliver regular dividends to the holding company, while in our International Protection segment we measured operating expense objectives, reflecting the importance of that metric toward improving performance of that non-core business. Additionally, in 2013, we continued to place an emphasis on meeting targeted statutory capital ratios and generating dividends to the holding company from our operating segments. Other non-financial operating or strategic objectives considered when determining 2013 annual incentive awards to each of our named executive officers are identified below.

[4]	“Unassigned surplus” equals the excess of undistributed and unappropriated assets over liabilities and capital.

The table below summarizes the key financial targets for the company and our operating segments established by the Compensation Committee for 2013, and performance against those targets, used as the basis for judging financial performance for the NEOs in 2013.

Segment	Key Financial Metrics ($ in millions)	2013 Target	2013 Measured Result	Variance
Total Company (1) (2)	Net operating income	$364	$625	$261
	Operating ROE	3.2%	5.4%	220	bps
U.S. Life Insurance	Net operating income	$330	$394	$64
	Operating ROE	4.4%	5.9%	150	bps
	Unassigned Surplus	$260	$440	$180
	Dividends to the holding company	$200	$206	$6
International Mortgage Insurance (1) (2)	Net operating income – Canada MI	$148	$175	$27
	Operating ROE – Canada MI	10.4%	11.9%	150	bps
	Dividends to the holding company – Canada MI	$130	$133	$3
	Net operating income – Australia MI	$159	$234	$75
	Operating ROE – Australia MI	10.1%	14.9%	480	bps
	Dividends to the holding company – Australia MI	$150	$165	$15
	Net operating loss – Europe MI	$(28)	$(28)	$—
	Infusion from holding company to Europe MI	$(22)	$(21)	$1
U.S. Mortgage Insurance (3)	Net operating income (loss)	$(38)	$37	$75
	Flow new insurance written	$19,900	$22,300	$2,400
	GEMICO risk-to-capital ratio (x:1)	25	21	4	pts
International Protection (4) (5)	Pre-tax operating income	$43	$22	$(21)
	Operating expenses	$154	$142	$(12)
	Dividends to the holding company	$50	$58	$8
Investments (6)	Net investment income	$3,150	$3,190	$40

(1)	Targets for total company and the International Mortgage Insurance segment reflect amounts available to Genworth’s common stockholders.
(2)	2013 results for net operating income and operating ROE were translated at planned foreign exchange rates. The impact increased net operating income by $11 million in our International Mortgage Insurance segment ($5 million in Canada and $6 million in Australia) and decreased net operating income by $2 million in our International Protection segment.
(3)	2013 results for the risk-to-capital ratio of Genworth Mortgage Insurance Corporation (“GEMICO”), our primary U.S. mortgage insurance subsidiary, were adjusted to exclude a $100 million capital contribution made in 2013. The adjustment increased risk-to-capital by two points.
(4)	2013 results for the International Protection segment’s operating expenses exclude: commissions, net of deferrals, of $208 million; profit share expenses of $116 million; and corporate overhead allocation of $17 million. Operating expenses include amortization of software ($8 million) and deferred acquisition costs ($3 million) and deposit accounting adjustments of $39 million.
(5)	2013 results for the International Protections segment’s pre-tax operating income were translated at planned foreign exchange rates which decreased pre-tax operating income by $1 million.
(6)	Net investment income results have been adjusted to exclude the impact of reinsurance arrangements accounted for under the deposit method of $80 million and $7 million of net investment income from the reverse mortgage business sold in April 2013 and were adjusted to be translated at planned foreign exchange rates, which increased net investment income by $6 million.

A discussion of the relevant financial metrics and performance as they relate to annual incentives awarded to continuing named executive officers follows. Amounts paid for 2013 are reported under the “Non-Equity Incentive Plan Compensation – Annual Incentive” column of the 2013 Summary Compensation Table.

Mr. McInerney

Mr. McInerney’s annual incentive award reflects his leadership of the company in a year where our financial results significantly exceeded targets for the total company, and generally exceeded targets for our operating businesses, each as noted above. Under Mr. McInerney’s leadership, the company also made significant progress in our strategy to rebuild stockholder value, which included the following areas of focus: repositioning the business portfolio, improving business performance, and supporting company financial flexibility. Other key factors taken into consideration in determining Mr. McInerney’s annual incentive award include his contributions toward:

•	developing, implementing and communicating to investors a strategy to improve performance of our long-term care insurance business;

•	executing strategies for holding company cash accumulation, allocation and deployment to improve our financial flexibility;

•	implementing improved risk management strategies and monitoring processes, including processes to manage new business pricing objectives; and

•	improving business performance through improved organizational efficiency and reductions in expenses.

Based on these factors, and after considering inputs from the Board, the Compensation Committee approved an annual incentive award of $3,000,000 for Mr. McInerney, or 150% of his targeted amount, for 2013.

Mr. Klein

Mr. Klein’s annual incentive award reflects his contributions to our company performance as our Chief Financial Officer, in addition to results for our non-core business units, the responsibility for which he assumed in 2013. Overall company performance significantly exceeded our financial targets for net operating income and operating ROE for the year, while our non-core International Protection segment ended the year with mixed financial results, each as noted above. Separately, the Compensation Committee considered Mr. Klein’s continued leadership in executing our strategic plan to re-build stockholder value, including:

•	collaborating with our businesses to execute our U.S. mortgage insurance capital plan, which supports strategic financial flexibility for the holding company;

•	actively managing relationships with rating agencies to stabilize holding company and other business unit ratings;

•

improving our financial flexibility through effective management of holding company cash and targeted risk buffers, executing two new debt issuances, and establishing a new $300 million credit facility;

•	leading the execution of our sale of our non-core wealth management business, the proceeds of which are set aside to pay our 2014 debt maturities;

•	partnering with businesses to reduce operating expenses; and

•	collaborating with our businesses and our investor relations function to improve investor understanding of our long-term care insurance business.

Based on these factors, the Compensation Committee approved an annual incentive award of $1,150,000 for Mr. Klein, or 148% of his targeted amount, for 2013.

Mr. Schneider

For Mr. Schneider, his annual incentive award reflects his leadership of our Global Mortgage Insurance Division, which includes our U.S. Mortgage Insurance and International Mortgage Insurance segments. As noted above, each of the segments under the Global Mortgage Insurance Division generally exceeded their net operating income, operating ROE and dividend goals, in addition to other key financial targets noted above for 2013. This included results in our U.S. Mortgage Insurance segment, which returned to profitability in 2013, a key milestone in our strategy to rebuild stockholder value. Other key factors taken into consideration in determining Mr. Schneider’s annual incentive award were:

•

collaborating with other areas of the company to execute our U.S. mortgage insurance capital plan that supports strategic financial flexibility for the holding company, and provides additional flexibility to write new insurance in that segment;

•	reducing our risk-to-capital ratio and exceeding goals for new insurance written in our U.S. Mortgage Insurance segment in 2013, while maintaining disciplined pricing and credit standards;

•	exceeding goals for loss mitigation savings in our Canadian, Australian and European businesses in our International Mortgage Insurance segment, and in our U.S. Mortgage Insurance segment;

•	providing active leadership to our Australian mortgage insurance business in preparation for a planned initial public offering; and

•	providing active leadership in transferring knowledge and best practices in the areas of risk management, pricing and loss mitigation strategies between the Global Mortgage Insurance platforms.

Based on these factors, the Compensation Committee approved an annual incentive of $1,125,000 for Mr. Schneider, or 150% of his targeted amount, for 2013.

Mr. Roday

For Mr. Roday, his annual incentive award reflects his leadership of the legal, compliance and government relations functions in the company. As a member of the corporate leadership team, some weight was given to the annual financial performance of the whole company, which was significantly above target. Additional key factors evaluated in determining his annual incentive included the following accomplishments:

•

collaborating with businesses to execute key elements of our strategy to rebuild stockholder value, including efforts to reposition our business portfolio, executing two new debt issuances, establishing a new $300 million credit facility, and executing our U.S. mortgage insurance capital plan;

•

providing strong leadership and support for the company’s government relations activities globally, including activities relating to housing policy and regulatory matters affecting our global businesses;

•	demonstrating effective leadership in managing the company’s Board and governance responsibilities, including support of boards of some of our key international subsidiaries; and

•	maintaining strong compliance disciplines across the company.

Based on these factors, the Compensation Committee approved an annual incentive of $900,000 for Mr. Roday, or approximately 143% of his targeted amount, for 2013.

Mr. Sheehan

Mr. Sheehan’s annual incentive award reflects his contributions to our company performance as our Chief Investment Officer. As a member of the corporate leadership team, some weight was given to the annual financial performance of the whole company, which was significantly above target. Additional weight was given to the performance of the Investments organization, including exceeding targeted net investment income as noted above, despite the continued low interest rate environment. Additional key factors evaluated in determining his annual incentive included the following accomplishments:

•	leadership in achieving a strong portfolio yield for 2013, and managing reduced expenses for his organization;

•	effectively managing risks in the investment portfolio, including implementing effective hedging strategies; and

•	effectively reducing exposure to challenged assets in the investment portfolio.

With these factors under consideration, the Compensation Committee approved an annual incentive of $975,000 for Mr. Sheehan, or approximately 150% of his targeted amount, for 2013.

Annual Long-Term Equity Grants

We believe that the largest component of our compensation programs should be in the form of longer-term incentives, including annual equity grants in February of each year. Since 2009, our named executive officers have only been awarded annual equity grants in the form of SARs due to the company’s low stock price relative to the book value per share of the company. We believe that SARs, which are settled in shares of common stock and deliver value only to the extent the company’s stock price increases following the grant, provide strong incentives to our executive officers for rebuilding long-term stockholder value.

Beginning with our 2011 annual equity grant, all company grants of SARs have been in the form of Capped SARs, which include a limit on the maximum value per share upon exercise, in order to reduce accounting expense through a reduced grant date fair value. The Capped SAR awards made in 2011 through 2013 have a maximum share value of $75.00, which allows us to realize significant expense savings without materially diminishing the incentive and reward for long-term stock price appreciation. If the maximum stock price is reached, then any portion of the Capped SARs that is vested will automatically be exercised and settled in stock, and any unvested portion of the award will remain unvested until such date that it was originally scheduled to vest. If the stock price remains above the maximum share value at such time, then the previously unvested portion of the award will automatically be exercised on the scheduled vesting date.

Awards of SARs and RSUs to Mr. McInerney were not made as a part of our annual equity grants, but were made in January 2013 in connection with his appointment as our CEO (see Compensation Structure for Mr. McInerney upon Appointment as our CEO above for more details). Awards of SARs to our other named executive officers were made in February 2013, and vest 25% per year, beginning on the first anniversary of the grant date. Annual equity grants to individual named executive officer awards are determined based on the Compensation Committee’s discretionary evaluation of each named executive officer’s performance, competitive pay levels, retention needs and ability of the named executive officer to influence stock price appreciation. For 2013, and after considering these factors, the Compensation Committee determined to award each of our then Executive Vice Presidents (Messrs. Klein, Schneider and Kelleher) the same number of SARs in recognition of their significant role in executing the company’s strategy to rebuild stockholder value.

Awards of SARs and RSUs are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Potential Payments upon Termination or Change of Control section below. Net after-tax shares acquired by executive officers through the grant or exercise of all company equity incentive awards are subject to a 50% retention ratio until stock ownership guidelines are met. Additionally, shares acquired through the exercise of stock options or SARs are further subject to the company’s nine-month net hold policy (see the Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy section below).

Other Long-Term Performance Incentives

Historically, we have used periodic awards of mid- or long-term performance incentives in our compensation programs. However we did not made such awards in 2012 and 2013, preferring instead to emphasize incentives for rebuilding stockholder value through awards of SARs. As we make progress in our turnaround strategy to rebuild stockholder value, we continue to monitor our executive compensation programs to ensure they support our guiding principles and continue to focus executives on long-term stockholder value. As such, for 2014, we have determined to include performance stock units (“PSUs”) as a portion of our annual equity grants to named executive officers to further reward underlying stockholder value creation over a multi-year period. The PSUs will only vest if performance goals for operating ROE and book value per share (excluding accumulated other comprehensive income) are met in 2016, further bolstering our performance-based compensation approach.

No Payout of 2011-2013 Mid-Term Incentives

Our 2011-2013 mid-term incentive, granted in early 2011, utilized two enterprise-wide performance goals for all participants. Rewards could have been earned under the 2011-2013 mid-term incentive for achievement of company effective annual operating ROE growth and improvement in the company’s book value multiple over that timeframe. The metrics were independently weighted (50% each) such that performance below the threshold goals established for both metrics will result in no payouts, and each participant could earn up to 200% of his or her target amount for performance that meets or exceeds both of the maximum goals established. The 2011-2013 mid-term incentive performance period has closed. Goals for the 2011-2013 mid-term incentive, along with performance results, are summarized in the table below. No awards were earned for payout due to below threshold performance for both metrics, as reflected below.

2011-2013 Mid-Term Incentive Metrics & Goals

Metric	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Performance Result
Effective Annual Operating ROE Growth (basis points) (1)	50%	235 bps	265 bps	300 bps	144 bps
Book Value Multiple (2)	50%	0.65	0.8	1.0	0.58

(1)	Effective Annual Operating ROE Growth is derived from operating ROE, a non-GAAP measure, and is defined as the increase (decrease) in annual operating ROE over the performance period, beginning with 2010 operating ROE of 1.0%, and ending with 2013 operating ROE, divided by the number of years in the performance period (3 years). Effective Annual GAAP ROE Growth was 128 bps.
(2)	Book Value Multiple was measured as the average daily closing price of Genworth’s common stock for the period beginning one business day following Genworth’s second quarter of 2013 earnings announcement through and including one week following Genworth’s fourth quarter of 2013 earnings announcement, divided by the three-point average of the company’s book value per share as of June 30, 2013, September 30, 2013 and December 31, 2013. Book value per share equals total Genworth Financial, Inc.’s stockholders’ equity, excluding accumulated other comprehensive income (loss), divided by Genworth’s common shares outstanding at the end of the period. Book Value Multiple using book value per share including accumulated other comprehensive income (loss) was 0.48.

Our Other Compensation and Benefits Programs

Special Incentive and Retention Program

In October 2012, the Compensation Committee approved an incentive and retention program for our named executive officers in connection with the announcement of developments to our strategy to rebuild stockholder value. The program consists of: (1) stock-based awards in the form of SARs (“Retention SARs”) in the following amounts: Messrs. Klein, Kelleher and Schneider, each 200,000, Mr. Sheehan, 120,000 and Mr. Roday, 100,000; and cash retention incentive awards (the “Cash Retention Incentives”), in the following amounts: Messrs. Klein, Kelleher and Schneider, each $1,000,000, Mr. Sheehan, $600,000 and Mr. Roday, $500,000; and (2) the 2012 Key Employee Severance Plan (the “Severance Plan”), which is intended to promote retention by providing income security in the event a participant’s employment is terminated under certain circumstances, as further described below. The Retention SARs and Cash Retention Incentives both vest as of December 31, 2014, provided the executive is still employed by the company on such date, or earlier upon certain limited circumstances.

Severance Benefits—Involuntary Termination without a Change in Control

The Company maintains the Severance Plan to promote the retention of a selected group of key employees, including the company’s continuing named executive officers, by providing severance benefits in the event their employment is involuntarily terminated under certain circumstances. We adopted the Severance Plan to promote retention and continuity of our executive officers during a period of transition to a new CEO, to protect them from events outside their control during this turnaround period for the company, and to offer termination benefits similar to those commonly found in our market for competing executive talent. In order to receive benefits under the Severance Plan, an executive must provide to the company a general release of claims and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on the solicitation of customers and employees for 24 months following a termination of employment for any reason. The Severance Plan will continue in effect until December 31, 2014.

For eligible NEOs who are terminated without “cause” or for “good reason” (as such terms are defined in the Severance Plan), the Severance Plan provides for a lump sum cash severance payment, payable within 60 days of the date of termination, equal to two times the executive’s base salary plus annual target bonus. The executive will also receive a pro rata annual bonus and a lump sum cash payment equal to the cost of providing 12 months of continued health coverage. If any awards of stock options, SARs or RSUs held by the named executive officer are unvested, then vesting with respect to the next regularly scheduled tranche only will be accelerated, leaving the remaining balance of the award to be forfeited. Any vested and unexercised stock options and SARs will remain outstanding until the earlier of one year from termination, or the award’s regular termination date. The executive will also become fully vested in any funded or unfunded nonqualified pension or deferred compensation plans in which he participates.

Mr. Kelleher, our former Executive Vice President—Genworth, left the Company effective December 31, 2013. Mr. Kelleher’s termination of employment was a termination without cause under the Severance Plan, resulting in cash payments, a pro rata annual incentive, accelerated vesting of certain equity awards and retirement benefits that were required to be paid to him pursuant to the Severance Plan and the agreement for his Cash Retention Incentive. Under the Severance Plan, Mr. Kelleher was eligible for an annual incentive award in connection with his termination of employment. As such, the Compensation Committee awarded Mr. Kelleher an annual incentive of approximately 75% of his targeted amount for 2013, noting the performance of the U.S. Life Insurance Division against its targeted financial goals for the year. Payments and benefits to Mr. Kelleher in connection with his termination of employment are described and quantified in the Potential Payments upon Termination or Change of Control section below. Potential payments and benefits under the Severance Plan for our continuing named executive officers are also described and quantified in that section.

Severance Benefits—Involuntary Termination Following a Change in Control

We maintain the Genworth Financial, Inc. 2005 Change of Control Plan (the “2005 Change of Control Plan”) and the Genworth Financial, Inc. 2011 Change of Control Plan (the “2011 Change of Control Plan,” and together with the 2005 Change of Control Plan, the “Change of Control Plans”). The Change in Control Plans provide severance benefits to a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the company (each a “Qualified Termination” as defined in the Change of Control Plans). Potential benefits under the Change of Control Plans are separated into two “tiers” of participation, with each of the continuing named executive officers participating in the highest tier. If an executive becomes eligible to receive benefits under a Change in Control Plan, he will not be eligible to receive benefits under the Severance Plan or payout of the Cash Retention Incentive.

The Change of Control Plans are intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under the Change of Control Plans are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The Compensation Committee annually reviews the provisions and participants of the Change of Control Plans to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. In 2011, we closed the 2005 Change of Control Plan to new participants and adopted the 2011 Change of Control Plan. The 2011 Change of Control Plan provides similar “double-trigger” change of control benefits to participants as the 2005 Change of Control Plan, except that the 2011 Change of Control Plan does not provide any excise tax gross-up provisions for participants, including Messrs. McInerney, Klein and Sheehan, who were hired or added in 2011 or later.

The potential payments upon a Qualified Termination for each of our continuing named executive officers are described more fully in the Potential Payments upon Termination or Change of Control section below.

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation programs because they provide a competitive financial security component that supports attraction and retention of talent. We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which our U.S. employees, including our named executive officers, are eligible to participate. In addition, we offer the following non-qualified retirement and deferred compensation plans that are available to our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”), which was closed to new participants after December 31, 2009;

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”); and

•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Following a review of our qualified and non-qualified retirement benefits in 2009, we determined to close participation in the SERP to any new participants beginning in 2010, and to reduce the rate of benefit accrual under the SERP for any continuing participants beginning in 2011. Following these adjustments, we believe that our retirement benefits, including the mix and value of the elements, remain competitive and that our total compensation programs continue to support attraction and retention of talent. Each of the above non-qualified retirement plans is described in more detail in the Pension Benefits and Non-Qualified Deferred Compensation sections below.

Other Benefits and Perquisites

We regularly review the benefits and perquisites provided to our named executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S.-based executives, an enhanced company-owned life insurance program (the “Executive Life Program”) and a limited number of perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to named executive officers are the opportunity to receive financial planning services and annual physical examinations.

We also provide certain benefits in the event of death, total disability or sale of a business unit to a successor employer. Any amounts payable to continuing named executive officers in those limited circumstances are described in more detail in the Potential Payments upon Termination or Change of Control section below.

Mr. Roday participated in an executive annuity program, assumed by the company as part of an acquisition, pursuant to which the company was obligated to make payments to him in the amount of $50,000 on an annual basis through 2015 (the “GNA Annuity Program”). Mr. Roday was fully vested and the company was obligated to continue the payments under the program regardless of continued employment. In 2009, in order to transform that non-forfeitable obligation into a program providing incentive for current and longer-term retention, the company and Mr. Roday agreed that following payment of the company’s annuity contribution for 2009, his participation in the GNA Annuity Program would be terminated, and he would receive no further payments under that program. In replacement of the GNA Annuity Program, the company agreed to establish a new annuity contribution program pursuant to which the company shall make contributions in an average amount equal to $100,000 beginning in 2009, and continuing through 2015, subject to his continued employment with the company with respect to the contributions to be made in years 2012 through 2015.

Deferred Hiring Bonus for Mr. Klein

At the time of Mr. Klein’s hiring to be our CFO in 2011, we agreed to pay Mr. Klein two special cash payments of $200,000 each on or before March 15, 2012 and March 15, 2013. The cash payments were deemed necessary to attract exceptional talent to fill the CFO position and approved in consideration of compensation Mr. Klein would forfeit from his previous employer upon joining our company. The details of these payments and awards are provided in footnotes to the 2013 Summary Compensation Table.

Other Key Compensation and Governance Policies

In addition to our compensation programs described above, the company maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation programs.

Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy

The company maintains stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. The stock ownership guidelines, which were most recently updated effective March 15, 2014, specify the value of company stock, as a multiple of the executive officer’s base salary, that must be held by each executive officer.

Position	Multiple
CEO	7x Salary
Division or Segment Leaders, CFO, CIO	3x Salary
Other Executive Vice Presidents and Senior Vice Presidents	2x Salary

The ownership multiple was used to calculate a target number of shares for each designated executive officer as of March 15, 2014, and thereafter will be used annually to calculate the target number of shares as of January 1 of each year

(or, in the case of a newly-designated executive officer, as of the date such executive officer first becomes subject to the ownership guidelines). The target number of shares will be individually determined by multiplying the executive officer’s then-current annual base salary by the applicable multiple, and dividing the result by the average closing price of the company’s common stock during the 60 trading days immediately preceding the applicable measurement date.

Compliance with the stock ownership requirements was measured as of March 15, 2014, and thereafter will be measured as of January 1 of each year. Each executive officer is expected to attain ownership of the required stock ownership level over time and maintain ownership of at least such amount of the company’s common stock while they hold office or until the Compensation Committee re-establishes the ownership multiple. In the event that an executive officer has not reached the required level of stock ownership as of any measurement date, the executive officer will be subject to a 50% retention ratio that requires the executive officer to retain (and not sell or transfer) at least 50% of the after-tax “profit” shares resulting from the grant or exercise of all company equity incentive awards until the next measurement date.

In order to meet this stock ownership requirement, an executive officer may count (i) all shares of common stock owned by the executive officer, including common stock held in the company’s 401(k) plan, (ii) any outstanding RSUs, but excluding any RSUs that vest based on achievement of performance goals (such as PSUs), and (iii) a number of shares representing the aggregate “spread value” of vested and in-the-money stock options and SARs (with such number being calculated as of March 15, 2014, and thereafter on January 1 of each year on a pre-tax basis based on the 60 trading day average closing price of the company’s common stock on such date).

The following table shows the number of shares of common stock that are considered to be held and the applicable stock ownership guideline for each of the continuing named executive officers as of March 15, 2014:

Named Executive Officer	Number of Shares Deemed Held Under Guidelines (#)	Stock Ownership Guideline (#)	Stock Held as a % of Guidelines
Thomas J. McInerney	296,807	447,327	66
Martin P. Klein	210,409	124,613	>100
Kevin D. Schneider	238,531	124,613	>100
Daniel J. Sheehan IV	114,890	115,027	99
Leon E. Roday	155,918	80,519	>100

Additionally, in order to minimize any possible appearance of an incentive for executive officers to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains, the committee requires executive officers to hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs (net of any shares applied for a cashless exercise or to pay applicable taxes). This requirement applies to all of our named executive officers.

Anti-Hedging & Pledging Policy

The company maintains an anti-hedging and pledging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds, and also prohibits executive officers from holding Genworth securities in a margin account or otherwise pledging Genworth securities as collateral for a loan. The company adopted this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives. Further, securities held in a margin account, or otherwise pledged as collateral for a loan, may be sold without the customer’s consent if the customer fails to meet a margin call or defaults on the loan. Such a sale could occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Genworth securities and the margin sale or foreclosure sale of Genworth securities during such time could also create the appearance that the person is trading based on inside information.

Clawback Policy

The company maintains a clawback policy under which the company will seek to recover, at the discretion and direction of the Compensation Committee, and after it has considered the costs and benefits of doing so, incentive compensation earned by, awarded or paid to a covered officer for performance periods beginning after January 1, 2011, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than a restatement or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if a covered officer engaged in fraud or intentional misconduct that contributed to award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the company may take other remedial and recovery actions, as determined by the Compensation Committee.

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, it is our intent to maximize the deductibility of executive compensation while retaining discretion to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent. In particular, 2013 annual cash incentives for our named executive officers were granted pursuant to the 2012 Genworth Financial, Inc. Omnibus Incentive Plan. Using an “umbrella approach,” we annually establish objective performance goals solely for the purpose of ensuring that such awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and therefore will be fully deductible by the company. These performance goals are used to establish maximum possible annual incentives payable to each of the named executive officers, which we refer to as the “Section 162(m) maximum awards.” Separately, as described in more detail under the Annual Incentive section above, the Compensation Committee employs negative discretion to reduce the Section 162(m) maximum awards, as it deems appropriate, based on the Compensation Committee’s more subjective evaluation of corporate, operational and individual performance.

As an example of consideration of accounting impact, we noted that the Black-Scholes expense for stock options and SARs for the company has been significantly impacted by the company’s historical stock price volatility, resulting in significantly higher than normal expenses for such awards. This led us to make grants of Capped SARs beginning in 2011, in lieu of traditional non-qualified stock options or SARs, in order to achieve reduced compensation expense.

Other than base salaries and the grant of RSUs made to Mr. McInerney upon his hiring, we have structured the main elements of our 2013 regular annual compensation programs for continuing named executive officers, including annual incentives and annual long-term equity grants, to each qualify as performance-based compensation that is fully deductible by the company. During fiscal year 2013, all of the elements structured as performance-based compensation are fully deductible by Genworth.

EXECUTIVE COMPENSATION

The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(4)	Stock Awards ($)(5)		Option Awards ($)(7)		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(11)	All Other Compensation ($)(12)	Total ($)
									Annual Incentive ($)(10)	Mid-Term Incentive ($)
Thomas J. McInerney President and Chief Executive Officer	2013	973,799		—	790,000	(6)	7,056,600	(8)	3,000,000	—	—	165,665	11,986,064
Martin P. Klein Executive Vice President and Chief Financial Officer(1)	2013 2012 2011	608,443 724,344 390,095	(3)	200,000 200,000 —	— 513,000 375,600		531,050 1,016,910 234,750		1,150,000 800,000 475,000	— — —	— — —	208,631 165,221 321,455	2,698,124 3,419,475 1,796,900
Kevin D. Schneider Executive Vice President— Genworth	2013 2012 2011	586,580 525,238 488,433		— — —	— — —		531,050 956,040 265,200		1,125,000 615,000 430,000	— — —	291,796 301,330 252,439	117,385 98,600 100,850	2,651,811 2,496,208 1,536,922
Leon E. Roday Executive Vice President, General Counsel and Secretary	2013 2012 2011	622,235 598,082 598,082		— — —	— — —		296,400 411,720 140,400		900,000 540,000 430,000	— 37,380 30,240	315,609 336,364 280,992	262,503 248,064 134,764	2,396,747 2,171,610 1,614,478
Daniel J. Sheehan IV Executive Vice President, Chief Investment Officer	2013	514,503		—	—		333,450		975,000	—	150,464	69,743	2,043,160
Patrick B. Kelleher Former Executive Vice President— Genworth (2)	2013 2012 2011	647,922 647,922 638,337		— — —	— — —		1,752,135 1,024,080 343,200	(9)	600,000 500,000 600,000	— 145,044 73,440	102,598 299,805 279,656	4,054,682 111,813 100,059	7,157,337 2,728,664 2,034,692

(1)	Mr. Klein joined the company in April 2011. From May 1, 2012 through December 31, 2012, Mr. Klein served as Acting President and Acting Chief Executive Officer, while continuing to serve as the Senior Vice President––Chief Financial Officer. Mr. Klein was named Executive Vice President and Chief Financial Officer effective February 25, 2013.
(2)	Mr. Kelleher resigned as Executive Vice President—Genworth on November 15, 2013 and his employment with the company ended on December 31, 2013.
(3)	Amount includes $20,000 per month for each of the eight months Mr. Klein served as Acting President and Acting Chief Executive Officer in 2012, paid in addition to his regular salary.
(4)	Two equal deferred hiring bonus installments of $200,000 each were paid to Mr. Klein in March 2012 and March 2013, contingent on his continued employment with the company.
(5)	Reflects the aggregate grant date fair value of RSUs, determined in accordance with FASB ASC Topic 718.
(6)	Upon his hire, Mr. McInerney was granted equity awards intended to provide incentive and retention value for a three-year period. These equity awards included 100,000 RSUs.
(7)

Reflects the aggregate grant date fair value of SARs, determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to our consolidated financial statements, which are included in our 2013 Annual Report on Form 10-K filed with the SEC. The actual value, if any, that a named executive officer may realize upon exercise of

SARs will depend on the excess of the stock price (with the stock price maximum appreciation capped at $75.00) over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model or the Monte-Carlo Simulation and reflected in this table.
(8)	Upon hire, Mr. McInerney was granted equity awards intended to provide incentive and retention value for a three-year period. These equity awards included 1,200,000 SARs. The SARs will vest 100% on the third anniversary of the grant date, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company’s Class A Common Stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. For purposes of determining the grant date fair value of the SARs, we used the Monte-Carlo Simulation. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to our consolidated financial statements, which are included in our 2013 Annual Report on Form 10-K filed with the SEC. The SARs grant-date fair value was $5.88 which was amortized over a one year derived service period.
(9)	This amount includes $531,050 reflecting the aggregate grant date fair value of SARs granted as part of our regular annual grant in February 2013. Pursuant to the Severance Plan, one-fourth of these SARs vested, and the remaining three-fourths were forfeited at the time of Mr. Kelleher’s termination of employment from the company. The amount also includes $1,221,085 reflecting the incremental fair value associated with the acceleration of vesting for the number of SARs that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment and the extension of the term to exercise such vested awards until December 31, 2014 pursuant to the Severance Plan. The $1,221,085 incremental fair value expense described above was partially offset by a reversal of $520,453 of previously-recognized expense associated with SARs that were forfeited pursuant to the Severance Plan, resulting in a net incremental pre-tax expense of $700,632. For more information regarding the Severance Plan, please see the Compensation Discussion and Analysis section above.
(10)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis section above.
(11)	Reflects the annual change in actuarial present values of the eligible named executive officer’s accumulated benefits under the SERP. The SERP was closed to new participants effective January 1, 2010. A description of the SERP precedes the 2013 Pension Benefits Table below. The amounts reported for 2012 in this proxy statement have been reduced to correct an inadvertent overstatement of these amounts as reported in last year’s proxy statement.
(12)	See the 2013 All Other Compensation—Details table below.

2013 All Other Compensation—Details

	Company Contributions to the Retirement Plans ($)(a)	Life Insurance Premiums ($)(b)	Executive Physical ($)	Financial Counseling ($)	Executive Annuity Program ($)(c)	Relocation Payments ($)(d)	Separation Payments ($)(e)	Total ($)
Mr. McInerney	118,936	9,853	3,000	9,235	—	24,641	—	165,665
Mr. Klein	175,446	11,865	3,000	18,320	—	—	—	208,631
Mr. Schneider	84,845	11,220	3,000	18,320	—	—	—	117,385
Mr. Roday	85,034	56,149	3,000	18,320	100,000	—	—	262,503
Mr. Sheehan	66,270	3,473	—	—	—	—	—	69,743
Mr. Kelleher	79,075	9,735	3,000	18,320	—	—	3,944,552	4,054,682

(a)	Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2013 to the 401(k) savings feature of the Retirement and Savings Plan; and (ii) company contributions made in 2014 to the retirement account feature of the Retirement and Savings Plan and to the Restoration Plan, which are based on 2013 earnings.

(b)	Represents premium payments made in 2013 for the following programs: (i) Leadership Life Program—an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program—a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death. Premiums for Leadership Life are graded through age 59, with escalation in particular between age 50 and 59, and level thereafter.
(c)	Reflects a $100,000 payment pursuant to an annuity contribution program entered into with Mr. Roday in 2009. For a further discussion of this program, see the discussion in the Compensation Discussion and Analysis above.
(d)	Reflects reimbursement of relocation expenses paid to Mr. McInerney in 2013 in connection with his hiring. The amount includes a tax gross-up payment of $7,792 relating to taxable income associated with a reimbursement of moving expenses. The tax gross-up payment and other relocation benefits were provided pursuant to a relocation program that is generally available to management employees.
(e)	Reflects a severance payment to Mr. Kelleher of two times base salary plus target bonus ($2,925,000) and a lump sum payment for 12 months of COBRA coverage ($19,552), both paid pursuant to the Severance Plan. In addition, the payment includes a Cash Retention Incentive of $1 million paid as a result of a qualified termination under the Severance Plan. The benefits received by Mr. Kelleher in connection with his termination of employment are described in the Potential Payments upon Termination or Change of Control section below.

Grants of Plan-Based Awards

The table below provides information on the following plan-based awards that were made in 2013:

•

Annual Incentive. Annual incentive bonus opportunities awarded to our named executive officers are earned based on a subjective evaluation of company performance by the Compensation Committee against one-year operating objectives and individual performance objectives. Additional information regarding the design of the annual incentive program and 2013 awards are included in the Compensation Discussion and Analysis section above. Annual incentives are identified as “AI” in the “Award Type” column of the following table.

•

Stock Appreciation Rights. Each SAR represents the right to receive an amount payable in shares of our common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise (with the maximum stock price appreciation capped at $75.00) over the base price of the SAR. The SARs were granted with a base price equal to the fair market value of our common stock on the date of grant. Additional information regarding SARs and our annual long-term equity grants is included in the Compensation Discussion and Analysis section above.

•

Restricted Stock Units. Each RSU represents a contingent right to receive one share of our common stock in the future. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest.

2013 Grants of Plan-Based Awards Table

Name	Award Type		Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold	Target	Max
Mr. McInerney	AI				—	2,000,000	3,000,000
	SAR		12/10/2012	01/02/2013					1,200,000	7.90	7,056,600	(3)
	RSU		12/10/2012	01/02/2013				100,000			790,000	(4)
Mr. Klein	AI				—	775,000	1,162,500
	SAR		02/15/2013	02/15/2013					215,000	9.06	531,050	(5)
Mr. Schneider	AI				—	750,000	1,125,000
	SAR		02/15/2013	02/15/2013					215,000	9.06	531,050	(5)
Mr. Roday	AI				—	630,000	945,000
	SAR		02/15/2013	02/15/2013					120,000	9.06	296,400	(5)
Mr. Sheehan	AI				—	650,000	975,000
	SAR		02/15/2013	02/15/2013					135,000	9.06	333,450	(5)
Mr. Kelleher	AI				—	812,500	1,218,750
	SAR		02/15/2013	02/15/2013					215,000	9.06	531,050	(5)
	SAR	(6)	10/31/2012	11/22/2013					20,000	34.27	128
	SAR	(6)	10/31/2012	11/22/2013					37,450	30.52	767
	SAR	(6)	10/31/2012	11/22/2013					63,000	22.80	13,695
	SAR	(6)	10/31/2012	11/22/2013					110,000	14.18	129,892
	SAR	(6)	10/31/2012	11/22/2013					82,500	12.75	118,053
	SAR	(6)	10/31/2012	11/22/2013					89,500	8.88	287,197
	SAR	(6)	10/31/2012	11/22/2013					66,667	5.13	336,605
	SAR	(6)	10/31/2012	11/22/2013					53,750	9.06	334,747

(1)	The RSUs granted to Mr. McInerney on January 2, 2013 vest one-third per year beginning on the first anniversary of the grant date.
(2)	The SARs granted to Mr. McInerney on January 2, 2013 will vest 100% on the third anniversary of the grant date, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company’s Class A Common Stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. The SARs granted to other NEOs on February 15, 2013 vest one-fourth per year beginning on the first anniversary of the grant date.
(3)	For purposes of determining the fair value of the stock price performance accelerated SARs granted to Mr. McInerney on January 2, 2013, we used the Monte-Carlo Simulation. Monte-Carlo Simulation is a technique used to simulate future stock price movements in order to determine the fair value due to unique vesting and exercising provisions. These SARs’ grant date fair value was $5.88, which was amortized over a one year derived service period. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to our consolidated financial statements, which are included in our 2013 Annual Report on Form 10-K filed with the SEC.
(4)	Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares.
(5)	Grant date fair value for SARs is based on the Black-Scholes option-pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price (with the stock price maximum appreciation capped at $75.00) over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our 2013 Annual Report on Form 10-K filed with the SEC.
(6)

Reflects modifications in 2013 to SARs previously granted to Mr. Kelleher, in 2013 and prior years, pursuant to the Severance Plan, which was approved by the Compensation Committee on October 31, 2012. Mr. Kelleher’s SARs that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment were accelerated, and the term to exercise all vested and unexercised awards was extended until December 31, 2014. Therefore, the “grant date” for these modifications to Mr. Kelleher’s SARs is shown as November 22, 2013, the effective date of Mr. Kelleher’s Separation Agreement and Release with the company. The amount in the Grant Date Fair Value column reflects the incremental fair value associated with the modifications to these awards.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs and RSUs outstanding on December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(15)
Mr. McInerney	—	1,200,000	(1)	7.90	01/02/2023	100,000	(9)	1,553,000
Mr. Klein	37,500	37,500	(2)	12.52	05/02/2021	66,666	(10)	1,035,323
	39,500	118,500	(3)	8.88	02/14/2022	15,000	(11)	232,950
	41,667	83,333	(4)	5.13	06/01/2022
	—	200,000	(5)	5.96	10/31/2022
	—	215,000	(6)	9.06	02/15/2023
Mr. Schneider	29,629	—		7.80	05/25/2014
	4,600	—		7.80	07/20/2015
	5,100	—		7.80	08/09/2016
	6,300	—		7.80	07/31/2017
	8,400	—		7.80	02/13/2018
	45,000	—		16.31	08/01/2018
	100,000	—		7.80	08/19/2019
	63,750	21,250	(7)	14.18	02/10/2020
	42,500	42,500	(8)	12.75	02/09/2021
	38,000	114,000	(3)	8.88	02/14/2022
	33,334	66,666	(4)	5.13	06/01/2022
	—	200,000	(5)	5.96	10/31/2022
	—	215,000	(6)	9.06	02/15/2023
Mr. Roday	160,000	—		19.50	05/25/2014	11,738	(12)	182,291
	27,300	—		32.10	07/20/2015	3,913	(12)	60,769
	29,050	—		34.13	08/09/2016
	31,150	—		30.52	07/31/2017
	45,500	—		22.80	02/13/2018
	58,500	—		2.46	02/12/2019
	33,333	—		7.80	08/19/2019
	33,750	11,250	(7)	14.18	02/10/2020
	22,500	22,500	(8)	12.75	02/09/2021
	21,500	64,500	(3)	8.88	02/14/2022
	—	100,000	(5)	5.96	10/31/2022
	—	120,000	(6)	9.06	02/15/2023

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(15)
Mr. Sheehan	5,000	—		7.80	05/25/2014	2,666	(13)	41,403
	2,400	—		7.80	07/20/2015	5,400	(14)	83,862
	3,100	—		7.80	08/09/2016	23,333	(10)	362,361
	3,700	—		7.80	07/31/2017
	7,400	—		7.80	02/13/2018
	35,000	—		2.46	02/12/2019
	18,000	—		7.80	08/09/2019
	30,000	10,000	(7)	14.18	02/10/2020
	12,000	12,000	(8)	12.75	02/09/2021
	8,100	24,300	(3)	8.88	02/14/2022
	—	120,000	(5)	5.96	10/31/2022
	—	135,000	(6)	9.06	02/15/2023
Mr. Kelleher	20,000	—		34.27	12/31/2014
	37,450	—		30.52	12/31/2014
	63,000	—		22.80	12/31/2014
	110,000	—		14.18	12/31/2014
	82,500	—		12.75	12/31/2014
	89,500	—		8.88	12/31/2014
	33,333	—		5.13	12/31/2014
	200,000	—		5.96	12/31/2014
	53,750	—		9.06	12/31/2014

(1)	SARs vest 100% on the third anniversary of the grant date, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company’s Class A Common Stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. The first one-third of Mr. McInerney’s SARs vested on January 2, 2014, based on the Company’s stock price exceeding $12.00 for the requisite time period.
(2)	Remaining SARs vest 50% on 5/2/2014 and 5/2/2015.
(3)	Remaining SARs vest one-third on 2/14/2014, 2/14/2015 and 2/14/2016.
(4)	Remaining SARs vest 50% on 6/1/2014 and 6/1/2015.
(5)	SARs vest 100% on 12/31/2014.
(6)	SARs vest one-fourth on 2/15/2014, 2/15/2015, 2/15/2016 and 2/15/2017.
(7)	Remaining SARs vest 100% on 2/10/2014.
(8)	Remaining SARs vest 50% on 2/9/2014 and 2/9/2015.
(9)	RSUs vest one-third on 1/2/2014, 1/2/2015 and 1/2/2016.
(10)	Remaining RSUs vest 50% on 6/1/2014 and 6/1/2015.
(11)	Remaining RSUs vest 50% on 5/2/2014 and 5/2/2015.
(12)	Remaining RSUs vest 100% upon retirement after age 60 with at least 5 years of service.
(13)	Remaining RSUs vest 50% on 2/9/2014 and 2/9/2015.
(14)	Remaining RSUs vest one-third on 2/14/2014, 2/14/2015 and 2/14/2016.
(15)	Market value is calculated based on the closing price of our common stock on December 31, 2013 of $15.53 per share.

2013 Options Exercised and Stock Vested Table

The table below provides information regarding option awards (SARs) that were exercised and stock awards (RSUs) that vested during 2013. Net shares received by each NEO, after shares withheld for taxes, are subject to the stock ownership guidelines, 50% retention ratio and, with respect to exercises of stock options and SARs, the 9-month holding period policy, each as described in the Compensation Discussion and Analysis above.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/ SARs Exercised (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. McInerney	—	—	—	—
Mr. Klein	—	—	40,834	442,107
Mr. Schneider	47,704	336,064	7,800	91,280
Mr. Roday	—	—	3,250	29,575
Mr. Sheehan	—	—	21,017	208,641
Mr. Kelleher	364,334	2,689,212	4,500	40,950

(1)	Reflects the excess of the fair market value of the underlying shares at the time of exercise over the base price of the SARs.
(2)	Reflects the fair market value of the underlying shares as of the vesting date.

Pension Benefits

The SERP is a non-qualified, defined benefit plan maintained to provide eligible executives, including most of our named executive officers, with additional retirement benefits. The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney and Mr. Klein are not eligible for the SERP. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 40% of the participant’s average annual compensation. Benefit service is defined as service since the plan’s inception date (September 27, 2005) or date of SERP participation, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the retirement account feature of our broad-based qualified Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes includes only base salary and annual cash incentive (each whether or not deferred).

The annual SERP benefit is calculated as described below.

SERP Benefit	=	(1.45% x Average Annual Compensation X Service as Eligible Participant (through 12/31/2010)	)	+	(1.1% x Average Annual Compensation X Service as Eligible Participant (after 1/1/2011))	–	Annuitized value of the company’s qualified plan: retirement account feature

Each participant becomes 100% vested in his or her SERP benefit upon the participant’s attainment of age 60 with five years of vesting service or upon termination of employment under certain circumstances, as described in the Potential Payments upon Termination or Change in Control section below. If a participant resigns before vesting, then his or her SERP benefit will be forfeited. Benefit payments under the SERP will begin following a participant’s qualifying separation from service, but not earlier than age 60. The SERP has no provisions for early retirement or acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2013;

•	Interest rate of 4.90%;

•	Mortality prescribed in Section 417(e) of the Code for lump sum payments from qualified plans;

•	Form of payment actuarially equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

The table below reflects the present value of the accrued benefit as of December 31, 2013.

2013 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. McInerney (1)	SERP	—	—	—
Mr. Klein (1)	SERP	—	—	—
Mr. Schneider	SERP	8.33	1,068,300	—
Mr. Roday	SERP	8.33	1,598,492	—
Mr. Sheehan	SERP	8.33	691,553	—
Mr. Kelleher (2)	SERP	6.92	1,042,131	—

(1)	The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney and Mr. Klein are not eligible for our SERP.
(2)	Pursuant to the Severance Plan, Mr. Kelleher became vested in previously-credited retirement benefits under the SERP. For more information regarding the Severance Plan, please see the Compensation Discussion and Analysis above and the Potential Payments upon Termination or Change of Control below.

Non-Qualified Deferred Compensation

The company maintains the Restoration Plan, a non-qualified defined contribution plan, that provides eligible executives, including our named executive officers, with benefits equal to any matching contributions that they are precluded from receiving under the 401(k) savings feature of our Retirement and Savings Plan as a result of restrictions under the Code. For 2013, we provided a contribution credit equal to 6% of the participant’s eligible pay (base salary and annual cash incentive paid) in excess of the annual compensation limit in Section 401(a)(17) of the Code ($255,000 in 2013).

Effective January 1, 2010, newly hired or promoted executive officers who were not already participants in the SERP are eligible for additional contribution credits within the Restoration Plan. For those eligible executives, the Restoration Plan provides supplemental benefits equal to the amount of contributions that executives are precluded from receiving under the retirement account feature of our qualified Retirement and Savings Plan in addition to contributions related to the 401(k) savings feature noted above. Such executive officers are eligible for an additional 3% contribution credit on all eligible pay. Mr. McInerney and Mr. Klein were the only named executive officers eligible for these separate contributions provided under the Restoration Plan.

From the Restoration Plan’s inception in September 2005 until December 2010, all participant accounts were tracked against a balanced fund under the Retirement and Savings Plan. Effective January 1, 2011, eligible executives, including our named executive officers, have the opportunity to direct their Restoration Plan contribution credits (balances) against a diverse array of mutual fund investment options in the Plan.

Each participant will become 100% vested in his or her Restoration Plan account upon attainment of age 60 or, with respect to the additional flat 3% contribution credit for eligible executive officers described above, upon attainment of age 60 with five years of service, in each case subject to earlier vesting upon termination of employment under certain circumstances, as described in the Potential Payments upon Termination or Change in Control section below. If a participant resigns before age 60, his or her Restoration Plan account will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service but not earlier than age 60. The Restoration Plan has no provisions for early retirement or acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.

The company also offers a voluntary Deferred Compensation Plan that provides participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive in order to save and accumulate additional retirement funds on a before-tax basis. As of December 31, 2013, no named executive officers have a balance in the Deferred Compensation Plan. The amounts reflected in the table below are related to the Restoration Plan, as described above.

2013 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. McInerney	—	93,444	—	—	93,444
Mr. Klein	—	149,946	17,398	—	280,602
Mr. Schneider	—	56,795	32,470	—	265,460
Mr. Roday	—	54,434	45,495	—	343,501
Mr. Sheehan	—	40,770	29,385	—	227,881
Mr. Kelleher (3)	—	53,575	41,178	—	319,829

(1)	Reflects company contributions to the Restoration Plan made in 2014, which are based on 2013 earnings. The contributions are reported as compensation for 2013 in the “All Other Compensation” column of the 2013 Summary Compensation Table.
(2)	Aggregate balances reported as of December 31, 2013 for the named executive officers under the Restoration Plan include amounts that were reported in the Summary Compensation Tables for 2013 and years prior. The amount of previously reported compensation is $112,132 for Mr. Klein, $192,004 for Mr. Kelleher, $91,927 for Mr. Schneider and $150,011 for Mr. Roday.
(3)	Pursuant to the Severance Plan, we provided Mr. Kelleher with early vesting for previous company contribution credits under the Restoration Plan. For more information regarding the Severance Plan, please see the Compensation Discussion and Analysis section above and the Potential Payments upon Termination or Change of Control section below.

Potential Payments upon Termination or Change of Control

The following tables and narrative disclosure summarize (i) the compensation and benefits payable to each of the continuing named executive officers in the event of a termination of such named executive officer’s employment under various circumstances, assuming that such termination was effective as of December 31, 2013, and (ii) the actual compensation and benefits payable to Patrick B. Kelleher in connection with his termination of employment with the company effective as of December 31, 2013. The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be vested upon a named executive officer’s termination, including accrued but unpaid salary, accrued and unused vacation pay, amounts previously earned and deferred under the Deferred Compensation Plan and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) savings and retirement account features of our Retirement and Savings Plan.

Involuntary Termination of Employment (Without a Change in Control)

On October 31, 2012, the Compensation Committee adopted the Severance Plan to promote the retention of a selected group of key employees, including those who were named executive officers at the time of the adoption of the plan, by providing severance benefits in the event their employment is terminated under certain circumstances. The Severance Plan shall continue in effect until December 31, 2014. In the event a participating named executive officer is terminated without “cause” or for “good reason” (as such terms are defined in the Severance Plan), the named executive officer would be entitled to receive the following severance benefits.

•

Severance payment. The named executive officer will receive a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two times base salary plus two times target bonus.

•

Pro rata bonus payment. If the termination occurs during the second half of our fiscal year, the named executive officer will receive a lump sum cash payment based on the annual bonus that would have been payable with respect to the fiscal year in which the termination occurs (determined at the end of such year based on actual performance results), prorated to the nearest half month.

•

Benefits payment. The named executive officer will receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the termination, multiplied by 12.

•

Partial vesting of equity. Stock options, SARs and other equity awards held by the named executive officer shall become immediately vested as of the participant’s termination, only with respect to a number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment. The remainder of such awards will be forfeited.

•

Continuation of equity exercise period. Vested and unexercised stock options and SARs held by the named executive officer will remain exercisable until the earlier of the first anniversary of the date of the termination or the award’s regular expiration date.

•	Retirement plan provisions. The named executive officer will become fully vested in any funded or unfunded nonqualified pension or deferred compensation plans in which he participates.

To receive severance benefits under the Severance Plan, the executive must execute and deliver to us a general release of claims and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on the solicitation of customers and employees for 24 months following a termination of employment for any reason.

In addition, on October 31, 2012, the Compensation Committee approved Cash Retention Incentives for the then-current named executive officers in the following amounts: Messrs. Klein, Schneider and Kelleher, $1,000,000; Mr. Sheehan, $600,000; and Mr. Roday, $500,000. The Cash Retention Incentives are payable to the executives on December 31, 2014, provided they are still employed by the company on such date, or earlier under certain limited circumstances such as a termination of employment without “cause” or for “good reason” (as such terms are defined in the Severance Plan), death or disability.

As noted earlier, Patrick Kelleher, former Executive Vice President—Genworth, resigned as an executive officer on November 15, 2013, and left the company effective as of December 31, 2013. His termination of employment triggered payments to him, vesting acceleration of certain equity awards and retirement benefits pursuant to the Severance Plan and Cash Retention Incentive described above, as quantified in the table below.

The following table (i) summarizes the payments and benefits that would have been payable to the continuing named executive officers under the Severance Plan and the Cash Retention Incentives in the event of a termination without “cause” or for “good reason” on December 31, 2013 and (ii) reflects the actual payments and benefits provided to Mr. Kelleher in connection with his termination of employment.

	Mr. McInerney	Mr. Klein	Mr. Schneider	Mr. Roday	Mr. Sheehan	Mr. Kelleher(8)
Cash Severance (1)	$6,000,000	$2,790,000	$2,700,000	$2,520,000	$2,340,000	$2,925,000
Pro-Rated Annual Incentive (2)	3,000,000	1,150,000	1,125,000	900,000	975,000	600,000
Cash Retention Incentive (3)	—	1,000,000	1,000,000	500,000	600,000	1,000,000
Continued Health Coverage (4)	1,228	12,632	19,552	19,552	19,552	19,552
Partial Equity Vesting – SARs and Options (5)	9,156,000	3,014,213	2,948,889	1,340,538	1,450,808	3,019,589
Partial Equity Vesting – RSUs (5)	517,677	634,136	—	243,060	229,844	—
SERP Vesting (6)	—	—	1,068,300	1,598,492	691,553	1,042,131
Restoration Plan Vesting (7)	93,444	280,602	265,460	343,501	227,881	319,829

Total	$18,768,349	$8,881,583	$9,127,201	$7,465,143	$6,534,638	$8,926,101

(1)	Reflects a cash severance in the amount of two times pay (base salary plus target annual incentive).
(2)	Reflects pro-rated annual incentive bonus based on actual performance results through the end of 2013.
(3)	Reflects the Cash Retention Incentives established in 2012.
(4)	Represents a lump sum cash payment equal to the cost of providing 12 months of continued health coverage.
(5)	Reflects the aggregate value (based on the closing price of Genworth common stock on December 31, 2013 of $15.53) of stock options, SARs and other equity awards that would immediately vest as of the executive’s termination (the awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment).
(6)	Reflects the present value of each named executive officer’s accumulated benefits under the SERP, as noted in the 2013 Pension Benefits Table, which would become fully vested.
(7)	Represents the outstanding balance of the Restoration Plan as of December 31, 2013, plus contributions made to the plan in 2014 for qualified earnings in 2013, as noted in the 2013 Non-Qualified Deferred Compensation Table, which would become fully vested.
(8)	Amounts reflect actual payments and benefits provided to Mr. Kelleher in connection with his termination of employment as of December 31, 2013, pursuant to the Severance Plan and the agreement for his Cash Retention Incentive.

Involuntary Termination Following a Change of Control

We maintain change of control plans to provide severance benefits to a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” following a change of control of the company. If an executive becomes eligible to receive benefits under a change in control plan, he will not be eligible to receive benefits under the Severance Plan or the Cash Retention Incentive.

The Compensation Committee reviews the company’s change of control plans annually. Following such review in 2011, the Compensation Committee decided that there will be no new participants under the 2005 Change of Control Plan, and then adopted a new 2011 Change of Control Plan to offer comparable severance benefits to newly designated key executives. The 2011 Change of Control Plan is identical to the 2005 Change of Control Plan, except that it does not provide participants with any tax gross-up benefits. Mr. Klein, who joined the company in April 2011, Mr. McInerney, who joined the company in January 2014, and Mr. Sheehan, who was promoted and made eligible in April 2012, are currently the only continuing named executive officers participating in the 2011 Change of Control Plan.

Pursuant to the change of control plans, a participating executive would receive payments in the event of an involuntary termination without “cause” or a voluntary resignation with “good reason” that occur within two years following a change of control of the company (each a “Qualified Termination” in the Change of Control Plans). In the event of a Qualified Termination, a participating executive would be eligible to receive certain “Basic Benefits” described below. If a participating executive elects to enter into a non-competition agreement for 18 months following their Qualified Termination, then he or she will be entitled to receive certain “Enhanced Benefits” in addition to the Basic Benefits, each noted in the table below.

The following table summarizes the payments and benefits payable to the continuing named executive officers in the event of a Qualified Termination under the Change of Control Plans as of December 31, 2013.

	Mr. McInerney	Mr. Klein	Mr. Schneider	Mr. Roday	Mr. Sheehan
Basic Benefits ($)
Pro-Rated Annual Incentive (1)	$2,000,000	$775,000	$750,000	$630,000	$650,000
Pro-Rated Mid-Term Incentive (2)	—	—	417,000	210,000	109,000
Cash Severance (3)	6,000,000	2,790,000	2,700,000	2,520,000	2,340,000
Cash Retention Incentive	—	—	—	—	—
Stock Option and SAR Vesting (4)	9,156,000	5,072,613	4,903,314	2,240,063	2,230,305
RSU Vesting (4)	1,553,000	1,268,273	—	—	487,626
SERP Vesting (5)	—	—	1,068,300	1,598,492	691,553
Restoration Plan Vesting (6)	93,444	280,602	265,460	343,501	227,881
Continued Health Coverage (7)	1,842	18,948	29,328	29,328	29,328
Continued Life Insurance (8)	19,439	18,915	18,486	90,348	5,747
280G Cut-Back or Tax Gross-Up (9)	N/A	N/A	2,074,354	(193,502)	N/A

Sub-Total	$18,823,725	$10,224,351	$12,226,242	$7,468,230	$6,771,440

Enhanced Benefits ($)
Enhanced Cash Severance (3)	$3,000,000	$1,395,000	$1,350,000	$1,260,000	$1,170,000
Enhanced RSU Vesting (4)	—	—	—	243,060	—
Elimination of 280G Cut-Back (10)	—	—	—	193,502	—
280G Cut-Back or Tax Gross-Up (9)	N/A	N/A	—	1,164,057	N/A

Sub-Total	$3,000,000	$1,395,000	$1,350,000	$2,860,619	$1,170,000

Total Basic and Enhanced Benefits	$21,823,725	$11,619,351	$13,576,242	$10,328,849	$7,941,440

(1)	Lump sum cash payment of the executive officer’s current-year annual incentive. Amounts payable under the change of control plans are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(2)	Represents a payment of the 2011-2013 mid-term incentive awards. Amounts payable under the change of control plans are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(3)	Basic Benefits: 2.00 times base salary plus 2.00 times target annual incentive for the participating named executive officers. Enhanced Benefits: additional 1.00 times base salary and additional 1.00 times target annual incentive paid upon the expiration of an 18-month non-competition period under the non-competition agreement.
(4)	Amounts reflect the aggregate value (based on the value of Genworth common stock as of December 31, 2013) of time-vested equity awards for which vesting would accelerate under the change of control plans. “Basic Benefits” represent the “spread value” on all unvested stock options and SARs which would become immediately vested and exercisable in full, and the fair market value of all shares underlying unvested RSUs (except those RSUs scheduled to vest upon retirement). “Enhanced Benefits” represent the incremental value of RSUs that vest upon retirement, which would immediately vest upon termination if the executive executes the non-competition agreement.
(5)	Reflects the present value of each participating named executive officer’s accumulated benefits under the SERP, as noted in the 2013 Pension Benefits Table, which would become fully vested.
(6)	Represents the outstanding balance of the Restoration Plan plus contributions made to the plan in 2014 for qualified earnings in 2013, as noted in the 2013 Non-Qualified Deferred Compensation Table, which would become fully vested.
(7)	Represents an estimated value for providing continued medical, dental and hospitalization coverage for 18 months following a Qualified Termination.

(8)	Represents the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(9)	The 2005 Change of Control Plan provides for a tax gross-up payment for any excise tax due under Section 280G of the Code (a “Tax Gross-Up”), except where the total parachute payments to an executive officer exceed the threshold amount set forth under Section 280G of the Code by less than 10%. If an executive’s total parachute payments exceed the 280G threshold amount by less than 10%, then the compensation payable to the executive will be reduced such that the total parachute payments to the executive do not exceed the 280G threshold amount (the amount of any such reduction is referred to as a “280G Cut-Back”). Positive amounts in this row reflect a good-faith estimate of potential Tax Gross-Ups payable to the named executive officers, whereas negative amounts reflect a good-faith estimate of potential 280G Cut-Backs applicable to the named executive officers. As participants in the 2011 Change of Control Plan, Messrs. McInerney, Klein and Sheehan are not eligible for a Tax Gross-Up. Under the 2011 Change of Control Plan, if the executive’s parachute payments exceed the 280G limit, then the compensation payable to the executive will be subject to a 280G Cut-Back if doing so would result in a larger after-tax benefit to the executive.
(10)	Amounts in this row reflect a 280G Cut-Back that would apply if the executive was only entitled to receive the Basic Benefits (because in such case the benefits would exceed the 280G threshold amount by less than 10%), but would not apply if the executive was entitled to receive the Enhanced Benefits (because in such case the total benefits would exceed the 280G threshold amount by more than 10%, and the executive would be entitled to a Tax Gross-Up). See footnote 9.

Death or Disability

In the event of death or total disability, executive officers (or the designated beneficiary) would generally be eligible to receive the following:

•

Equity Awards. In the event of death, all unvested stock options and SARs would become vested and exercisable, and any unvested RSUs would become vested. The treatment for outstanding stock options, SARs and RSUs is the same in the event of termination due to total disability, except that any such equity awards not held for more than a year from the grant date will be cancelled.

•	Annual Incentive. Executive officers (or the designated beneficiary) would receive a pro-rated portion of any annual incentive award, based on actual performance results.

•

Retirement Programs. Executive officers (or the designated beneficiary) would become vested in the SERP benefits shown in the 2013 Pension Benefits Table and the balance of the Restoration Plan reported in the 2013 Non-Qualified Deferred Compensation Table. Executive officers would also receive the 2014 contribution to the Restoration Plan, which is based on 2013 compensation.

•

Life Insurance Programs. In the event of death, the beneficiary would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the executive would receive one year of continued Leadership Life Program premiums.

The following table summarizes the payments and benefits payable to the continuing named executive officers (or the designated beneficiary) in the event of death or total disability as of December 31, 2013.

	Mr. McInerney		Mr. Klein		Mr. Schneider		Mr. Roday		Mr. Sheehan
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Stock Options and SARs (1)	$9,156,000	$—	$5,072,613	$3,681,563	$4,903,314	$3,512,264	$2,240,063	$1,463,663	$2,230,305	$1,356,855
RSUs (1)	1,553,000	—	1,268,273	1,268,273	—	—	243,060	243,060	487,626	487,626
Cash Retention Incentive	—	—	1,000,000	1,000,000	1,000,000	1,000,000	500,000	500,000	600,000	600,000
Annual Incentive Award (2)	3,000,000	3,000,000	1,150,000	1,150,000	1,125,000	1,125,000	900,000	900,000	975,000	975,000
SERP (3)	—	—	—	—	1,068,300	1,068,300	1,598,492	1,598,492	691,553	691,553
Restoration Plan (4)	93,444	93,444	280,602	280,602	265,460	265,460	343,501	343,501	227,881	227,881
Leadership Life (5)	2,000,000	9,610	2,000,000	7,881	2,000,000	7,268	2,000,000	26,091	2,000,000	3,831
Executive Life (6)	1,453,500	—	1,453,500	—	1,456,000	—	1,453,500	—	1,463,000	—

Total	$17,255,944	$3,103,054	$12,224,988	$7,388,319	$11,818,074	$6,978,292	$9,278,616	$5,074,807	$8,675,365	$4,342,746

(1)	Reflects the aggregate value of equity awards for which vesting would accelerate based on the value of Genworth common stock as of December 31, 2013. Amounts represent the “spread value” of any unvested stock options and SARs and the fair market value of shares underlying any unvested RSUs.
(2)	Reflects a pro-rated portion of any annual incentive award, based on actual performance results.
(3)	Pursuant to the terms of the SERP, the SERP benefits become vested in the event of death or disability. These amounts are reported in the 2013 Pension Benefits Table.
(4)	Pursuant to the terms of the Restoration Plan, these amounts become vested in the event of death or disability, and include contributions to be made on behalf of the continuing named executive officers in 2014 for compensation earned in 2013. These amounts are reported in the 2013 Non-Qualified Deferred Compensation Table.
(5)	Represents death benefits payable to the continuing named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.
(6)	Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the continuing named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. Assuming a retirement on December 31, 2013, an executive would be eligible to receive the benefits listed below. As of the completion of the last fiscal year, no named executive officers are eligible for retirement under the definitions of retirement for each plan. Assuming a termination on December 31, 2013, a retirement-eligible executive would be eligible to receive the following:

•

Retirement Programs. The definition of retirement for purposes of the SERP is attainment of age 60. The SERP will vest and become payable after a voluntary resignation beginning six months after the separation date. The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney and Mr. Klein are not eligible for our SERP. The Restoration Plan vests upon termination if participant is at least age 60 at termination. Benefits will be paid from the Restoration Plan in ten annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

•

Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with 10 years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until the later of age 65 or until a total of ten annual premium payments have been made. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants joining the Executive Life Program after January 1, 2007, coverage will cease at termination.

•

Equity Awards. All unvested stock option, SAR and RSU awards that have been held for one year at the time of retirement will immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement.

Business Disposition

Some of our equity awards contain provisions for modified vesting if an employee terminates as a result of employment by a successor employer to which we have transferred a business operation (“Business Disposition”). In the event of a Business Disposition and related termination of employment as of December 31, 2013, all unvested stock options and SARs noted in the Outstanding Equity Awards at 2013 Fiscal Year-End Table above that were granted prior to 2013 would continue to vest in accordance with their original vesting schedule, and outstanding stock options and SARs would expire on the earlier of the original expiration date or five years from the Business Disposition date. All outstanding RSUs would be cancelled immediately upon a Business Disposition.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis section above, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	a compensation program that is performance-based and measures performance over multiple timeframes;

•	annual incentives that are earned based on a qualitative review of business and individual performance against key financial and non-financial objectives;

•	annual long-term equity grants in the form of SARs, which provide value only to the extent our stock price increases after the date of grant, thereby aligning stockholder and executive interests; and

•	appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements and net hold requirements with respect to equity grants.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the 2013 Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on Genworth, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE

COMPENSATION DISCLOSURE RULES OF THE SEC.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2013 about common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	12,243,008	$9.14	15,231,242
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	12,243,008	$9.14	15,231,242

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan and 2012 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)	Includes shares issuable pursuant to the exercise or conversion of stock options, SARs and RSUs. The number of shares issuable upon exercise of SARs is calculated based on the excess, if any, of the closing price of our common stock on December 31, 2013 ($15.53) over the base price of the SARs.
(3)	Calculation of weighted-average exercise price of outstanding awards includes SARs (which are exercisable for shares of common stock for no consideration) and stock options, but does not include RSUs that convert to shares of common stock for no consideration. The weighted-average exercise price of outstanding stock options was $13.17. The weighted-average base price of outstanding SARs was $10.84.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Board of Directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” again. Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Key Practices.”

EVALUATION OF COMPENSATION PROGRAM RISKS

The Compensation Committee annually reviews a report prepared by management regarding the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review for 2013 compensation, the Compensation Committee agreed with management’s conclusion that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2013 were timely made in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the company’s independent registered public accounting firm for 2013, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2013 for filing with the U.S. Securities and Exchange Commission. This report is provided by the following independent directors, who constitute the committee:

James A. Parke, Chair

Christine B. Mead

Thomas E. Moloney

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our financial statements for 2013 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2013.

We understand the need for KPMG to maintain objectivity and independence in its audit of our consolidated financial statements. As required by the Audit Committee’s charter and applicable SEC and PCAOB rules and regulations, the Audit Committee pre-approves all audit, audit-related, tax and other permitted non-audit services performed by KPMG, including the amount of fees payable for such services, to ensure that the provision of such services does not impair KPMG’s independence. The Audit Committee may not delegate this responsibility to management. Certain audit and audit-related services and fees are pre-approved by the Audit Committee on an annual basis in connection with the engagement of KPMG as the company’s independent auditor for the fiscal year. Other audit, audit-related and permitted non-audit services have been pre-approved by the Audit Committee pursuant to our Audit Committee’s Key Practices and are subject to fee caps. Any other audit, audit-related and permitted non-audit services and all tax services must be specifically pre-approved by the Audit Committee.

The aggregate fees billed by KPMG in 2013 and 2012 for professional services rendered were:

Type of Fees	2013	2012
	(in millions)
Audit Fees (1)	$9.0	$9.8
Audit-Related Fees (2)	1.9	2.3
Tax Fees (3)	0.1	0.1
All Other Fees (4)	0.1	0.1

Total	$11.1	$12.3

(1)	Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s consolidated financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(2)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as audit and related services for employee benefit plan audits, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(3)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totaled $137,434 for 2013 and $89,955 for 2012. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and Genworth did not incur any such fees for 2013 and 2012.
(4)	Fees not considered audit or audit-related, such as the utilization of KPMG’s XME software for regulatory filings in the United Kingdom in 2013, consultations related to the implementation of Solvency II and actuarial services.

Our Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG as our independent registered public accounting firm to perform the audit of our consolidated financial statements and to attest to the effectiveness of the company’s internal control over financial reporting for 2014. KPMG was our independent registered public accounting firm for the year ended December 31, 2013. The firm is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2014.

STOCKHOLDER PROPOSAL

Background

The stockholder proposal set forth below was submitted to Genworth by the Comptroller of the State of New York, as sole Trustee of the New York State Common Retirement Fund and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System (the “Comptroller”), 633 Third Avenue, 31st Floor, New York, NY 10017. The New York State Common Retirement Fund is a purported owner of 1,694,660 shares of our common stock, or approximately 0.34% of our outstanding shares as of March 3, 2014. The Comptroller’s proposal is printed below verbatim, and we have not endeavored to correct any false, inaccurate, or misleading statements or typographical errors that may be contained therein. The Comptroller has advised Genworth that he intends to present the following resolution at our Annual Meeting. Genworth is not responsible for the contents of this proposal or the supporting statement. The Board has recommended a vote against the proposal for the reasons set forth following the proposal.

Proposal

Resolved, that the shareholders of Genworth Financial, Inc., (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Supporting Statement

As long-term shareholders of Genworth Financial, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Genworth Financial contributed at least $1,534,995 in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck, Qualcomm and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Statement by the Board of Directors Against the Stockholder Proposal

Genworth believes it has a responsibility to its stockholders, employees, and customers to be engaged in the political process to both protect and promote shared interests.

The Board believes that Genworth has a legitimate interest in participating in the political process on issues that affect its business concerns and also acknowledges the interests of stockholders and others in information as to this participation.

Genworth has established effective policies to ensure appropriate disclosure of political expenditures and the Board has exercised appropriate oversight of these activities.

Genworth discloses its political expenditures and activities consistent with state and federal law, and provides additional voluntary disclosures on Genworth’s website. Additional or different disclosure is not necessary to provide stockholders visibility into Genworth’s activities in this area and any such additional disclosure would likely be burdensome and an unnecessary use of Genworth’s resources without a commensurate benefit.

Genworth does not make contributions directly to candidates for federal office or to national party committees.

Federal law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees in the United States. As a result, Genworth does not make such contributions.

The activities of the Genworth PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements.

Some of Genworth’s employees voluntarily fund a political action committee (the “Genworth PAC”) that makes political contributions to state and federal candidates, political party committees, and/or political action committees. The Genworth PAC files reports of receipts and disbursements with the Federal Election Commission (the “FEC”) monthly in election years and semi-annually in non-election years, in accordance with FEC rules. The Genworth PAC also files other necessary reports required by the FEC. All reports filed with the FEC are publicly available. The Genworth PAC also files reports with state election agencies, as required by state law.

Information regarding political contributions made by Genworth to state candidates, political parties, and/or political action committees is publicly available.

In certain states, Genworth is permitted to make political contributions to state candidates and political organizations, such as political parties and political action committees. All such contributions are required to be disclosed either by the recipient or by the donor in accordance with applicable state laws. As such, information regarding political contributions made by Genworth to state candidates and political organizations is publicly available.

Genworth provides additional voluntary disclosures on its website regarding its political contributions and process for ensuring proper oversight of such contributions.

In 2014, Genworth instituted a practice of disclosing on its website a description of its oversight process for political contributions, a summary of direct corporate contributions, including those to state candidates and political organizations and information regarding our participation in trade associations. These disclosures also include summary data for the Genworth PAC. This disclosure can be found at www.genworth.com under the heading, “Investor Relations/Corporate Governance/Political Contributions and Expenditures.”

Genworth maintains rigorous controls, policies and management oversight of political activities.

As part of a comprehensive effort to ensure compliance with all applicable laws relating to political activities, Genworth has established effective policies to ensure appropriate disclosure of political contributions and expenditures and the Board has exercised appropriate oversight of these activities.

To ensure appropriate Board oversight of Genworth’s public policy initiatives and expenditures, the Board’s Legal and Public Affairs Committee (the “Committee”) is briefed periodically on our contributions to state candidates and political organizations as well as our trade association expenditures. The Committee, composed entirely of independent directors, is also responsible for reviewing the activities of the Genworth PAC, including its contributions to federal and state candidates and political organizations. Accordingly, the Committee periodically receives reports on Genworth PAC contributions from Genworth employees, direct corporate political contributions and trade association expenditures from Genworth management who supervise Genworth’s political activities.

The Board believes that generating the additional report requested by the proposal would impose an unnecessary burden and expense on Genworth with limited, if any, benefit to stockholders.

The Board has considered the proposal and has determined that producing the report requested by this proposal would be burdensome and an unnecessary use of Genworth’s resources without a commensurate benefit, as these contributions and expenditures are subject to existing disclosure requirements as well as rigorous controls, policies and management oversight. Accordingly, the Board does not believe that such additional disclosure is in the best interests of Genworth and its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., ET, on May 14, 2014.
Vote by Internet
• Go to www.envisionreports.com/GNW
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE IN PROPOSAL 1 BELOW, FOR PROPOSALS 2
AND 3, AND AGAINST PROPOSAL 4.

1. Election of Directors Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
1.1 - William H. Bolinder	☐	☐	☐	1.5 - Thomas J. McInerney	☐	☐	☐	1.8 - Thomas E. Moloney	☐	☐	☐
1.2 - G. Kent Conrad	☐	☐	☐	1.6 - Christine B. Mead	☐	☐	☐	1.9 - James A. Parke	☐	☐	☐
1.3 - Melina E. Higgins	☐	☐	☐	1.7 - David M. Moffett	☐	☐	☐	1.10 - James S. Riepe	☐	☐	☐
1.4 - Nancy J. Karch	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐	4. Stockholder proposal regarding political contributions.	☐	☐	☐

3. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2014.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts each owner must sign. Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

¢	1 U P X	+

01TBWB

Notice of 2014 Annual Meeting of Stockholders

Genworth Financial, Inc.

9:00 a.m., May 15, 2014

The Westin Richmond

6631 West Broad Street

Richmond, Virginia 23230

April 4, 2014

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2014 Annual Meeting of Stockholders will be held at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230, on Thursday, May 15, 2014, at 9:00 a.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will be asked:

(1) to elect the ten nominees named in the proxy statement as directors for the ensuing year;

(2) to approve, on an advisory basis, the compensation of our named executive officers;

(3) to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014;

(4) to act on the stockholder proposal described in the proxy statement, if properly presented; and

(5) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 21, 2014 will be entitled to vote at the meeting and any adjournments.

Cordially, /s/ Leon E. Roday Leon E. Roday Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on May 15, 2014.

Genworth’s proxy statement and annual report to stockholders are available at:

www.edocumentview.com/GNW

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — GENWORTH FINANCIAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 2014

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Thomas J. McInerney, Martin P. Klein and Leon E. Roday, and each of them jointly and severally, proxies, with full power of substitution, to represent and to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders to be held on Thursday, May 15, 2014, at 9:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 4, 2014, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

(PLEASE MARK, SIGN AND DATE ON REVERSE SIDE)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+